SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) December 10, 2002

                                EQUITY ONE, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    Maryland
--------------------------------------------------------------------------------
                 (State or other jurisdiction of Incorporation)


                              001-13499 52-1794271
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           (Commission File Number) (IRS Employer Identification No.)


           1696 N.E. Miami Gardens Drive, North Miami Beach, FL 33179
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                     (Address of principal executive office)


                                 (305) 947-1664
--------------------------------------------------------------------------------
               (Registrants Telephone Number, Including Area Code)


                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

                                EQUITY ONE, INC.

                                    FORM 8-K

                                      Index

                                                                       Page
                                                                      -------

Item 5.  Other Events                                                       1

Selected Consolidated Financial Data.................................       2

Management Discussion and Analysis of Financial Condition
       and Results of Operations.....................................       4

     Liquidity and Capital Resources.................................      10

     Mortgage Indebtness ............................................      12

     Environmental Matters...........................................      16

     Inflation and Recession Considerations..........................      16

     Quantitative and Qualitative Disclosures About Market Risk......      16

Index To Financial Statements

     Report of Independent Auditors..................................     F-1

     Consolidated Balance Sheets.....................................     F-2

     Consolidated Statements of Operations ..........................     F-4

     Consolidated Statements of Comprehensive Income ................     F-6

     Consolidated Statements of Stockholders' Equity ................     F-7

     Consolidated Statements of Cash Flows ..........................     F-8

     Notes to Consolidated Financial Statements......................    F-10

Signature

Item 7. Exhibit
     23.1 Consent of Independent Accountants

ITEM 5.  OTHER EVENTS

     Equity One, Inc. (the "Company") is filing this Form 8-K, which includes the Company's consolidated financial statements that were originally filed in
Item 8 of its 2001 Annual Report on Form 10-K/A, to reflect the impact of (i) the classification as discontinued operations of depreciable rental property disposed of or designated as held for sale on or after January 1, 2002 pursuant to the requirements of Statement of Financial Accounting Standards ("SFAS") No.144, Accounting for the Impairment or Disposal or Long Lived Assets, and (ii) the classification of debt extinguishments as ordinary operations pursuant to SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, for the three years ended December 31, 2001, 2000 and 1999, including Management's Discussion and Analysis of Financial Condition and Results of Operations, and Selected Financial Data.

     We adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provision for presenting discontinued operations in the statement of operations but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. In a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component, including any gain or loss recognized as discontinued operations.

     The Company has modified the statements of operations for the three years ended December 31, 2001, 2000, and 1999 to reflect the reclassification required by this statement as we intend to effect a stock offering in connection with a proposed merger with IRT Property Company and these financial statements will be incorporated by reference in the registration statement to be filed in connection therewith. Accordingly, the results of operations of the following depreciable rental properties disposed of through September 30, 2002 or classified as held for sale as of September 30, 2002, for which the Company has no significant continuing involvement, are reflected as discontinued operations:

                                                                                            Gross Sales Price
                                                                                        --------------------------
        Property                  Location          Date Sold           Square             Sold           Under
                                                                    Feet/Acres (ac)                     Contract
--------------------------    ------------------   -------------    ----------------    -----------    -----------
Equity One Office             Miami Beach, FL      February                  28,780        $ 6,050
Olive                         Miami, FL            February                  6.79ac          1,900
Benbrook                      Fort Worth, TX       February                 247,422          2,590
Monclair apartments           Miami Beach, FL      June                       9,375          2,450
Shops of Westbury             Miami, FL            July                      33,706          5,200
Forest Edge                   Orlando, FL          July                      68,631          3,475
Northwest Crossing            Dallas, TX           September                 33,366          2,350
Mariners Outparcel            Spring Hill, FL      --                          .6ac                       $   500
McMinn Plaza                  Athens, TN           --                       107,200                         6,000
                                                                                        -----------    -----------
                                                                                          $ 24,015        $ 6,500
                                                                                        ===========    ===========


     We adopted the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002, with early application encouraged. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification of an extraordinary item must be reclassified. We have adopted SFAS No. 145 and reflected gains (losses) from extinguishment of debt as part of ordinary income.

SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data and balance sheet data set forth below have been derived from our consolidated financial statements, including the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 contained elsewhere herein. The consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999 have been audited by Deloitte & Touche LLP, independent auditors. The data set forth below should be read in conjunction with the consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this annual report.

                                                                       Year Ended December 31,
                                                       ------------------------------------------------------------
                                                        2001         2000         1999        1998          1997
                                                        ----         ----         ----        ----          ----
                                                      (in thousands other than per share, percentage and ratio data)
Statement of Operations Data:
    Total revenues (1)...........................     $ 80,207     $ 47,948     $ 26,035    $ 21,936      $ 19,533
                                                      --------     --------     --------    --------      --------
    Property operating expenses..................       24,067       13,091        6,702       5,611         4,917
    Rental property depreciation and amortization       10,841        6,177        3,396       2,798         2,310
    Interest expense.............................       20,756       12,336        4,851       4,667         5,306
    Amortization of deferred financing fees......        1,142          270          105         191           219
    Put option expense...........................            -            -            -       1,320             -
    Loss on extinguishment of debt...............        1,546            -            -           -             -
    General and administrative expenses..........        3,553        2,559        1,622       1,381         1,029
                                                      --------     --------     --------     -------      --------
       Total costs and expenses..................       61,905       34,433       16,676      15,968        13,781
                                                      --------     --------     --------     -------      --------
    Other income (expenses)......................        (874)      (1,755)        3,718       2,632             -
                                                      --------     --------     --------     -------      --------
    Income from continuing operations............     $ 17,428     $ 11,760     $ 13,077    $  8,600      $  5,752
                                                      ========     ========     ========     =======      ========
    Net Income...................................     $ 18,721     $ 12,555     $ 13,589    $  9,065      $  6,198
                                                      ========     ========     ========     =======      ========
 Basic earnings per share........................
    Income from continuing operations............     $   0.77     $   0.82     $   1.21    $   0.96      $   0.89
                                                      ========     ========     ========     =======      ========
    Net Income...................................     $   0.83     $   0.88     $   1.26    $   1.01      $   0.96
                                                      ========     ========     ========     =======      ========
Diluted earnings per share:
   Income from continuing operations.............     $   0.77     $   0.82     $   1.21    $   0.95      $   0.81
                                                      ========     ========     ========     =======      ========
    Net Income...................................     $   0.83     $   0.87     $   1.26    $   1.00      $   0.87
                                                      ========     ========     ========     =======      ========
Balance Sheet Data:
    Rental property, net.........................     $627,687     $483,699     $204,919    $138,623      $119,250
    Total assets.................................      668,536      542,817      212,497     152,955       126,903

    Mortgage notes payable.......................      345,047      280,396       97,752      67,145        71,004
    Total liabilities............................      390,269      321,267      121,068      71,737        73,323

    Minority interest in CEFUS...................            -       33,887            -           -             -
    Stockholders' equity.........................      278,267      187,663       91,429      81,218        53,580


                                       2

Other Data:
    EBITDA to interest coverage ratio (2)........          2.5          2.6          3.6         3.2           2.6

    Funds from operations (3)....................     $ 29,385     $ 19,044     $ 13,354     $10,598      $  8,576
    Cash flows from:.............................
        Operating activities.....................       32,804       15,506       20,169       3,697         8,843
        Investing activities.....................      (44,298)     (11,165)     (62,239)    (23,824)       (6,173)
        Financing activities.....................       10,053      (2,421)       40,903      19,123        (2,023)

    GLA (square feet) (at end of period).........        8,637        3,169        2,836       2,078         2,004
    Occupancy (at end of period).................          86%          95%          95%         95%           93%

    Dividends per share..........................     $   1.06     $   1.10     $   1.02     $  1.00      $   0.95

_____________

(1)  Excludes discontinued operations and real estate sales.
(2) EBITDA to interest coverage ratio is the ratio of continuing earnings before interest, taxes, depreciation and amortization ("EBITDA") to interest expense excluding the amortization of deferred financing costs. The 2001 ratio excludes a $609 loss on the sale of real estate and the $1,546 loss on extinguishment of debt from EBITDA, the 2000 ratio excludes a $63 loss on the sale of real estate on EBITDA, the 1999 ratio excludes a $3,800 gain on the sale of real estate from EBITDA, and the 1998 ratio excludes a $2,600 gain on the sale of real estate and the $1,300 put option expense from EBITDA. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with GAAP, as an indicator of our operating performance, as an alternative to cash flows from operating activities (calculated in accordance with GAAP) or as a measure of liquidity. We believe that EBITDA is a fairly standard measure in our industry, commonly reported and widely used by analysts and investors as a measure of profitability for companies with significant depreciation, amortization and non-cash expenditures. Similarly, the EBITDA to interest coverage ratio is commonly used along with cash flows from operating activities (calculated in accordance with GAAP) as a measure of a companys ability to pay its current interest obligation. However, not all companies calculate EBITDA using the same methods; therefore, the EBITDA figures set forth above may not be comparable to EBITDA reported by other companies.
(3) We define funds from operations ("FFO") consistent with the NAREIT definition as net income before gains (losses) on the sale of real estate, extraordinary items and minority interest (as well as expenses associated with minority interests), plus real estate depreciation and amortization of capitalized leasing costs. We believe that FFO should be considered along with, but not as an alternative to, net income as defined by GAAP as a measure of our operating performance. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our needs. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies. We calculate FFO as follows:

                                                                   Year Ended December 31,
                                              2001*         2000         1999**        1998**        1997**
                                              -----         ----         ------        ------       -------
                                                                       (in thousands)
    Net income........................       $ 18,721     $ 12,555      $ 13,589       $ 9,065     $  6,198
    Depreciation of real estate assets         11,202        6,312         3,483         2,845        2,378
    Share of joint venture real
      estate depreciation.............            238           33             -             -            -
    Deferred income tax (benefit)
      expense.........................           (374)       1,071             -             -            -
    Put option expense................              -            -             -         1,320            -
    Minority interest in consolidated
      subsidiary......................             99            -            96
                                                                                             -            -
    Interest on convertible
      partnership units...............            259           20             -             -            -
    Gain (loss) on sale of real estate            609           63        (3,814)       (2,632)           -
    Minority interest in CEFUS share
      of FFO adjustments..............         (1,369)      (1,010)            -             -            -
                                             --------     --------      --------       -------     --------
    FFO...............................       $ 29,385     $ 19,044      $ 13,354       $10,598     $  8,576
                                             ========     ========      ========       =======     ========

       *  Restated to conform with adoption of SFAS No. 145.
       ** Restated to conform to NAREIT's current FFO definition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING STATEMENTS

     Certain information included and incorporated by reference in this Current Report on Form 8-K may contain forward-looking statements within the meaning of
Section 27A of the  Securities Act of 1933, as amended,  or Securities  Act, and
Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors, which could have a material adverse effect on the operations and future prospects of our company, include:

o our inability to identify properties to acquire or our inability to successfully integrate acquired properties and operations, including our inability to successfully integrate the business and operations of United Investors Realty Trust and Centrefund Realty (U.S.) Corporation which we acquired in the third quarter of 2001.

o the effect of general economic downturns on demand for and rents from neighborhood and community shopping centers;

o changes in tax laws or regulations, especially those relating to REITs and real estate in general;

o    our failure to continue to qualify as a REIT under U.S. tax laws;

o    the number, frequency and duration of tenant vacancies that we experience;

o the time and cost required to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

o    tenant bankruptcies and closings;

o the general financial condition of, or possible mergers or acquisitions involving, our tenants;

o competition from other real estate companies or from competing shopping centers or other commercial developments;

o    changes in interest rates and national and local economic conditions;

o    the continued service of our senior executive officers;

o    possible environmental liabilities;

o    the availability, cost and terms of financing;

o the time and cost required to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought;

o    the costs required to re-develop or renovate any of our current properties;
     and

o    the effect of natural disasters and other casualties.

     You should also carefully consider any other factors contained in this report, including the information incorporated by this report. You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

OVERVIEW

     The following should be read in conjunction with our consolidated financial statements, including the notes thereto, which are included elsewhere in this current report.

     We are a real estate investment trust, or REIT, that principally acquires, renovates, develops and manages community and neighborhood shopping centers primarily anchored by supermarkets or other necessity-oriented retailers such as drug stores or discount retail stores. As of December 31, 2001, our portfolio consisted of 85 properties, contained an aggregate of 8.6 million square feet of gross leasable area, and was 86.1% occupied based on gross leasable area.

     In September 2001, we made two strategic acquisitions, which nearly tripled the size of our property portfolio. On September 20, 2001, we acquired Centrefund Realty (U.S.) Corporation, or CEFUS, a wholly-owned subsidiary of one of our affiliates, First Capital Realty Inc., an Ontario corporation whose shares are traded on the Toronto Stock Exchange (TSE:FCR). As a result of this transaction, we acquired 28 shopping centers and other retail properties which contained an aggregate of approximately 3.2 million square feet of gross leasable area and assumed additional indebtedness in the amount of approximately $157 million. Because of the beneficial ownership of approximately 68% of First Capital's common stock by Gazit-Globe (1982), Ltd., our majority beneficial stockholder, the acquisition of CEFUS has been accounted for on a push-down basis and partially in a manner similar to a pooling of interests. The "push-down" component of the accounting treatment incorporates Gazit-Globe
(1982) Ltd.'s fair market valuation of the CEFUS assets and liabilities on August 18, 2000. Our results for the period between August 18, 2000, the day that Gazit-Globe acquired its beneficial interest in First Capital, and September 19, 2001 have been restated to consolidate our operations with those of CEFUS subject to a 31.93% minority interest in CEFUS. Our results from September 20, 2001, the day we acquired CEFUS, eliminate this minority interest. For a more complete discussion of this accounting treatment and the specific impact it has had on our results of operations, see Note 1 to our consolidated financial statements included elsewhere in this annual Form 8-K.

     On September 21, 2001, we completed our acquisition of United Investors Realty Trust, or UIRT, a Texas real estate investment trust. As a result of this transaction, we acquired 22 shopping centers which contained an aggregate of approximately 2 million square feet of gross leasable area and assumed additional indebtedness in the aggregate amount of approximately $80 million. The acquisition of UIRT was accounted for using the purchase method of accounting and the results of UIRT are included in our consolidated financial statements from the date we acquired it.

     Our real estate portfolio has grown substantially during 2001 as a result of these acquisitions. We intend to continue to expand our business by acquiring and developing additional neighborhood and community shopping centers in the near future primarily through a combination of individual property acquisitions, development of new properties, property portfolio purchases and acquisitions of other REITs and real estate companies.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

     Management's Discussion and Analysis of Financial Condition and Results of Operations provides additional information related to our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, our management evaluates and if necessary, adjusts its estimates and judgments, including those related to real estate and development assets, revenue recognition in conjunction with providing development, leasing and management services and equity in earnings of unconsolidated joint ventures. Our management believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Real Estate and Development Assets
----------------------------------

     We capitalize acquisition and construction costs, property taxes, interest and other miscellaneous costs that are directly identifiable with a project, from pre-acquisition until the time that construction is complete and the development is ready for its intended use, in accordance with SFAS No. 67 and SFAS No. 34. We allocate the capitalized project costs to the various components of the project based on the components' relative fair value. Our cost allocation method requires the use of management estimates regarding the fair market value of each project component. Our management bases its estimates on current market appraisals, comparable sales, existing sale and purchase contracts, historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the fair market value of real estate assets. Actual results may differ from these estimates and anticipated returns on a project, as well as the gain or loss on disposition of the individual project components, could vary significantly from estimated amounts.

     Our management reviews long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates that the carrying amount of the asset may not be recoverable and the future undiscounted cash flows expected to be generated by the asset are less than its carrying amount. If such asset is considered to be impaired, we record impairment losses and reduces the carrying amount of the impaired asset to an amount that reflects the fair value of the asset at the time impairment is evident. Our impairment review process relies on our management's judgment regarding the indicators of impairment, the remaining life of the asset used to generate the asset's undiscounted cash flows, and the fair value of the asset at a particular point in time. Management uses historical experience, current market appraisals and various other assumptions to form the basis for making judgments about the impairment of real estate assets. Under different assumptions or conditions, the asset impairment analysis may yield a different outcome, which would alter our ultimate return on its assets, as well as the gain or loss on the eventual disposition of the asset.

Revenue Recognition
-------------------

     We, as lessor, has retained substantially all the risks and benefits of property ownership and accounts for our leases as operating leases. Revenue from percentage rent is recognized when tenants' reported sales have reached certain levels specified in the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period when the applicable costs are incurred.

Investments in Unconsolidated Joint Ventures
--------------------------------------------

     We do not consider ourself to be in control of joint ventures when major business decisions require the approval of at least one other managing equity owner. Accordingly, we account for our joint ventures in which we do not retain unilateral control under the equity method.

     We calculate the equity in income or loss earned from our unconsolidated joint ventures based on our estimate of each equity owner's economic ownership which is estimated based on anticipated stabilized cash flows, as they would be allocated to each equity owner based on how cash flow is distributed. Generally, under the terms of the respective joint venture agreements, net ordinary cash flow is distributed to each equity owner in accordance with such owner's equity ownership percentages.

Accounting for Stock Options
----------------------------

     We apply the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in measuring stock-based compensation, including options. Accordingly, no compensation expense has been recognized for options granted under our compensation plan as no grants were made at less than market value. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, compensation expense would be recognized based upon the fair value of the award at the grant date.

DISCONTINUED OPERATIONS

     We adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal on long-lived assets. We also retain the basic provision for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. Accordingly, the results of operations of depreciable rental properties disposed of or classified as held for sale subsequent to January 1, 2002, for which we have no significant continuing involvement, are reflected as discontinued operations.

     The operations of the following properties as of September 30, 2002 have been reflected as discontinued operations in the consolidated financial statements for each of the three years in the period ended December 31, 2001 included herein:

                                                                                      Gross Sales Price
                                                                                  ------------------------
                                                                  Square Feet/                     Under
    Property                 Location             Date Sold        Acres (ac)        Sold        Contract
    --------------------     ---------------      -----------     ------------    ---------      ---------
    Equity One Office        Miami Beach, FL      February            28,780      $  6,050
    Olive                    Miami, FL            February            6.79ac         1,900
    Benbrook                 Fort Worth, TX       February           247,422         2,590
    Monclair apartments      Miami Beach, FL      June                 9,375         2,450
    Shops of Westbury        Miami, FL            July                33,706         5,200
    Forest Edge              Orlando, FL          July                68,631         3,475
    Northwest Crossing       Dallas, TX           September           33,366         2,350
    Mariners outparcel       Spring Hill, FL           --               .6ac                     $   500
    McMinn Plaza             Athens, TN                --            107,200                       6,000
                                                                                 ----------   -----------
                                                                                  $24,015        $ 6,500
                                                                                 ==========    ===========

EXTINGUISHMENT OF DEBT

     We adopted the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002, with early application encouraged. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification of an extraordinary item must be reclassified. We have adopted SFAS No. 145 and reflected gains (losses) from extinguishment of debt as part of ordinary income.

RESULTS OF OPERATIONS

     We derive substantially all of our revenues from rents received from tenants under existing leases on each of our properties. These revenues include fixed rents, recoveries of expenses that we have incurred and which we pass through to the individual tenants and percentage rents that are based on specified percentages of tenants' revenues, in each case as provided in the particular leases.

     Our primary cash expenses consist of our property operating expenses, which include real estate taxes, repairs and maintenance, payroll, insurance, utilities and other expenses, general and administrative expenses, which include payroll, office expenses, professional fees and other administrative expenses, and interest expense, primarily on mortgage indebtedness. In addition, we incur substantial non-cash charges for depreciation and amortization on our properties. We also capitalize certain expenses, such as taxes and interest, incurred in respect of property under development or redevelopment until the property is ready for its intended use.

Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

     Total revenues increased by $32.3 million, or 67.3%, to $80.2 million for the year ended December 31, 2001 from $47.9 million for the year ended December 31, 2000. This increase was primarily due to an increase in revenues of $22.5 million resulting from the consolidation of the results of CEFUS for the entire year of 2001 compared to the period from August 18, 2000 to December 31, 2000 for the prior year and an additional $6.3 million of revenues from the acquisition of UIRT in September 2001. In addition, revenues increased by $2.5 million for the year ended December 31, 2001 compared to 2000 as a result of our acquisition of two shopping centers and the completion of development projects in 2001 and the latter part of 2000. Same property revenues increased by $1.0 million, or 3.7%, to $33.8 million for the year ended December 31, 2001 from $32.6 million for the year ended December 31, 2000 as a result of higher rental rates and the completion of additions to some of our properties. Finally, investment revenue increased by $347,000 and management fees, consisting primarily of real estate services provided to third parties, increased by $567,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000.

     Property operating expenses increased by $11.0 million, or 83.8%, to $24.1 million for the year ended December 31, 2001 from $13.1 million for the year ended December 31, 2000. The increase in property operating expenses was primarily the result of $6.8 million of increased operating expenses from the consolidation of CEFUS for the entire year 2001 compared to the shorter period in 2000 and $1.9 million of operating expenses for UIRT from its acquisition date. In addition, operating expenses increased by $401,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000 as a result of our acquisition of two shopping centers and the completion of development projects in 2001 and the latter part of 2000. Same property operating expenses increased by $300,000, or 3.6%, to $8.7 million for the year ended December 31, 2001 from $8.4 million for the year ended December 31, 2000 as a result of higher operating costs and the completion of additions to some of our properties. Finally, property management expenses increased by $1.6 million for the year ended December 31, 2001 compared to the year ended December 31, 2000 as a result of managing a substantially larger portfolio of properties, of which $1.1 million was due to an increase in employee salaries and benefits.

     Rental property depreciation and amortization expense increased by $4.7 million, or 75.5%, to $10.8 million for the year ended December 31, 2001, from $6.2 million for the year ended December 31, 2000. The increase resulted primarily from depreciation and amortization expenses attributable to CEFUS and UIRT in the amounts of $3.1 million and $731,000, respectively, and $683,000 attributable to our acquisition of new properties and completion of new development projects.

     Interest expense and amortization of deferred financing fees increased by $9.3 million, or 73.7%, to $21.9 million for the year ended December 31, 2001 from $12.6 million for the year ended December 31, 2000. The increase was primarily due to an increase in interest expense of $6.4 million and an increase in amortization of deferred financing fees of $638,000 on indebtedness assumed in connection with the acquisition of CEFUS and $1.3 million interest expense on indebtedness assumed in connection with the acquisition of UIRT. In addition, interest expense increased for the year ended December 31, 2001 as compared to the year ended December 31, 2000 as a result of increased mortgage interest of $1.3 million from the assumption of two loans, the closing of two new loans and interest on convertible partnership units of $218,000, and decreased capitalized interest expense of $79,000. These increased interest expenses were partially offset by reductions of $644,000 due to decreased borrowing under our credit facility with City National Bank of Florida.

     General and administrative expenses increased by $994,000, or 38.8%, to $3.6 million for the year ended December 31, 2001 from $2.6 million for the year ended December 31, 2000. The increase was primarily the product of our growth. Included in these expenses, compensation expenses increased by $245,000, directors' fees increased by $136,000, professional fees increased by $134,000, general and administrative costs increased by $76,000 related to inclusion of CEFUS for a full twelve months, and all other costs increased $403,000.

     Minority interest in CEFUS increased by $1.0 million to $1.6 million for the year ended December 31, 2001 from $603,000 for the year ended December 31, 2000. This increase was a result of the consolidation of CEFUS for the period from January 1 to September 19, 2001, subject to a minority interest as described above, compared to the shorter period in 2000. In addition, we recorded loss on extinguishment of debt of $1.5 million for the year ended December 31, 2001 as a result of the payment of a prepayment penalty in connection with the prepayment of a loan secured by one of our properties. The increase in equity in income of unconsolidated subsidiaries of $489,000 for the year ended December 31, 2001 relates primarily to our interest in the four joint ventures acquired in the CEFUS acquisition and is attributable to the inclusion of CEFUS's results for the full year in 2001, as well as commencement of operations at these properties upon completion of development.

     The income from depreciable rental properties sold and or held for sale as of September 30, 2002 is reflected as discontinued operations for the year ended December 31, 2001 and 2000. As of September 30, 2002, there were nine properties being reported in discontinued operations producing income from discontinued operations of $1.3 million for 2001 and $795,000 in 2000.

     As a result of the foregoing, net income increased by $6.2 million, or 49.1%, to $18.7 million for the year ended December 31, 2001 compared to $12.6 million for the year ended December 31, 2000.

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999 (continued operations)

     Total revenues increased by $21.9 million, or 84.2%, to $47.9 million for the year ended December 31, 2000 from $26.0 million for the year ended December 31, 1999. This increase in revenue was primarily due to an increase in rental revenues of $13.9 million resulting from the consolidation of the operations of CEFUS for the period from August 18 to December 31, 2000. In addition, revenues increased by $6 million for the year ended December 31, 2000 compared to the year ended December 31, 1999 as a result of our acquisition of six properties and the completion of certain development projects. Same property revenues, including a termination fee of $1.1 million, increased by $2.0 million, or 8.3%, to $26.2 million for the year ended December 31, 2000 from $24.2 million for the year ended December 31, 1999 as a result of higher rental rates and completion of additions to some of our properties. Finally, investment revenue increased by $1.2 million, most of which can be attributed to the acquisition of CEFUS, and management fees increased by $100,000 for the year ended December 31, 2000 compared to the year ended December 31, 1999. These increases were partially offset by a reduction of rental revenue in the amount of $1.2 million due to the sale of one of our properties during 2000.

     Property operating expenses increased by $6.4 million, or 95.3%, to $13.1 million for the year ended December 31, 2000 from $6.7 million for the year ended December 31, 1999. The increase in property operating expenses was primarily the result of $4.2 million of increased operating expenses resulting from the acquisition of CEFUS for the period from August 18 to December 31, 2000. In addition, property operating expenses increased by $1.4 million for the year ended December 31, 2000 as compared to the year ended December 31, 1999 as a result of our acquisition of six properties and the completion of certain development projects. Same property operating expenses increased by $990,000, or 15.5%, to $7.4 million for the year ended December 31, 2000 from $6.4 million for the year ended December 31, 1999 as a result of higher operating costs and completion of additions to some of our properties, partially offset by a reduction in operating expenses of $290,000 due to sale of one of our properties during 2000.

     Rental property depreciation and amortization expense increased by $2.8 million, or 81.9%, to $6.2 million for the year ended December 31, 2000, from $3.4 million for the year ended December 31, 1999. The increase resulted primarily from depreciation and amortization expenses attributable to the acquisition of CEFUS in the amount of $2.1 million and our acquisition of new properties and completion of new development projects in the amount of $715,000.

     Interest expense and amortization of financing fees increased by $7.7 million, or 154.4%, to $12.6 million for the year ended December 31, 2000 from $5.0 million for the year ended December 31, 1999. The increase was primarily due to interest expense of $5.3 million and amortization of deferred financing fees of $128,000 attributed to indebtedness assumed in connection with the acquisition of CEFUS. In addition, mortgage interest increased by approximately $2.1 million primarily due to a net increase in mortgage loans during 2000 of $23.9 million relating to the acquisition of new properties, the completion of phase one and phase two of the Shops at Skylake, and the September 1999 assumption of the Pine Island mortgage of $26.3 million offset by mortgage amortization and certain mortgage repayments, an increase in interest payable with respect to our line of credit of approximately $598,000 and an increase in capitalized interest of $373,000 which reduced interest expense.

     General and administrative expenses increased by $937,000, or 57.8%, to $2.6 million for the year ended December 31, 2000 from $1.6 million for the year ended December 31, 1999. The increase was primarily the product of increases in compensation costs of $748,000, directors' fees of $78,000 and general and administrative costs related to the acquisition of CEFUS of $198,000. All other costs decreased by $87,000.

     The income from depreciable rental properties sold and or held for sale as of September 30, 2002 is reflected as discontinued operations for the years ended December 31, 2000 and 1999. As of September 30, 2002, there were nine properties being reported in discontinued operations producing income from discontinued operations of $795,000 for 2000 and $512,000 for 1999.

     As a result of the foregoing, net income decreased by $1 million, or 7.6%, to $12.6 million for the year ended December 31, 2000 compared to $13.6 million for the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We anticipate that cash generated from operating activities will provide the necessary funds on a short-term basis for our operating expenses, interest expense and scheduled principal and interest payments on outstanding indebtedness, recurring capital expenditures necessary to properly maintain the shopping centers and distributions to stockholders.

     During 2001, we generated cash from operations of $32.8 million, reflecting our net income of $18.7 million plus non-cash deductions to income, the most significant of which were depreciation and amortization of $12.9 million, minority interest in CEFUS of $1.6 million and a loss on the sale of real estate of $609,000. In addition, operating cash benefited from, among other items, a $3.9 million reduction in restricted cash resulting from the release of the escrow on our loan related to our Skylake property, a $1.8 million reduction in accounts and other receivables, $2.6 million decrease in notes receivable resulting from repayments, a $1.6 million reduction in prepaid and other assets, partially offset by an increase in deposits of $3 million and a reduction in accounts payable and accrued expenses of $7.4 million.

     We used $44.3 million of cash in investing activities, reflecting $37.4 million used for additions to property and $36.3 million of cash used in the acquisition of UIRT. These uses were partially offset by proceeds from sales of rental property of $22.3 million and $6.6 million from the sale of joint venture interest, among other items.

     We generated $10.1 million in cash from financing activities primarily reflecting approximately $9.4 million in borrowings in excess of mortgage note repayments, $19.9 million from the sale of common stock net of stock issuance costs and the payment of $18.6 million in cash dividends to stockholders.

     For 2001, we incurred cash payments for interest, net of capitalized interest, of $20.5 million. Capitalized interest, which includes interest for development properties and interest incurred to finance additions and renovations until operational, amounted to $2.1 million.

     Moreover, we expect to meet long-term liquidity requirements for maturing debt, non-recurring capital expenditures and acquisition, renovation and development of shopping centers from excess cash generated from operating activities, working capital reserves, additional borrowings under our existing credit facilities, long-term secured and unsecured indebtedness and through the issuance of additional equity or debt securities in the private or public markets.

     Our total mortgage notes payable at December 31, 2001 and 2000 consisted of the following:

                                                                               (in thousands)
      Mortgage Notes Payable                                               2001            2000
      --------------------------                                        ----------     ---------
      Fixed rate mortgage loans.................................        $  296,887     $  243,279
      Variable rate mortgage loans..............................            48,160         37,117
                                                                        ----------     ----------
              Total notes payable...............................        $  345,047     $  280,396
                                                                        ==========     ==========

     Each of these loans is secured by a mortgage on one or more of certain of our properties. As of December 31, 2001, the percentage of the total real estate cost of our properties that was encumbered by debt was 55.9%. For a more complete description of our mortgage indebtedness, see "Mortgage Indebtedness" below.

     At December 31, 2001, certain of the mortgages on our properties involving an aggregate principal amount of approximately $123.4 million, excluding the principal amount of $6.8 million which are scheduled to be repaid in 2002, contain prohibitions on transfers of ownership which may have been violated by our previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving our capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. We are in the process of obtaining the necessary consents from the lenders. Based on discussions with various lenders to date, current credit market conditions and other factors, we believe that such consents will be obtained or that the mortgages would not be accelerated. Accordingly, we believe that the ultimate outcome of this matter will not have a material adverse impact on our results of operations or financial condition.

     As of December 31, 2001, we had a $20.6 million credit agreement secured by six properties with City National Bank of Florida, of which $1.4 million was outstanding on that date. This facility accrues interest at 2.25%
over the thirty-day LIBOR rate, payable monthly, adjusted every six months, and matures on May 4, 2002. In February 2002, the facility was reduced to an availability of $10.8 million secured by five properties, and there was a zero principal balance outstanding. This facility has also been used to provide a $1 million letter of credit in connection with the Pine Island/Ridge Plaza financing and to support approximately $448,000 in escrows for property taxes on the properties comprising its collateral, thereby reducing its gross availability to approximately $9.4 million.

     On September 17, 2001, we entered into a $30 million revolving line of credit with Bank Leumi Le-Israel B.M. This facility accrues interest at 1.25% over the 30 or 90-day LIBOR rate, at our option, and is payable monthly or quarterly depending on our rate selection. The facility matures on September 16, 2002, with an option to extend it an additional 180 days. Under the Bank Leumi credit agreement, as amended on February 18, 2002, we agreed not to mortgage or encumber seven of our properties. The outstanding principal balance on this facility was $26 million as of December 31, 2001, and was increased to $30 million as of March 1, 2002.

     On February 27, 2002, we entered into a variable-rate revolving credit facility with Wells Fargo under which we may borrow up to $29.4 million against a borrowing base of five properties pledged to secure the facility. Borrowings under the facility will bear interest, at our option, at the prime rate or based on LIBOR plus a margin ranging from 1.15% if the ratio of our total liabilities to gross asset value is less than 0.5, to 1.50% if the ratio of our total liabilities to gross asset value is or exceeds 0.6. The entire principal amount is due February 14, 2005. This new facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending. Notwithstanding this limitation, we can make shareholder distributions to avoid income taxes on asset sales. If a default under the facility exists, our ability to pay dividends would be limited to the amount necessary to maintain our status as a REIT.

     The facility also contains financial covenants that require us to maintain:

o A consolidated net worth of not less than $251.4 million plus 90% of net proceeds of equity issuances;

o    A ratio of total liabilities to gross asset value of not more than 0.65;

o    A ratio of EBITDA to interest expense of not less than 1.90;

o    A ratio of EBITDA to fixed charges of not less than 1.65; and

o    An occupancy rate on properties in the borrowing base of not less than 85%.

     Our debt level could subject us to various risks, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, and the risk that the resulting reduced financial flexibility could inhibit our ability to develop or improve our rental properties, withstand downturns in our rental income or take advantage of business opportunities. In addition, because we currently anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, it is expected that it will be necessary to refinance the majority of our debt. Accordingly, there is a risk that such indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of our current indebtedness.

     We expect to commence development in early 2002 of an 84,000 square foot shopping center on a parcel of land located at the southeast corner of S.W. 147th Avenue and Coral Way in Miami-Dade County, Florida. We anticipate the cost of development to be approximately $10 million, including the $2 million of costs we incurred upon the exercise of our option to purchase from several of our affiliates all of the outstanding shares of common stock of Equity One (Coral Way), Inc. the sole asset of which consisted of this parcel of land. We expect to commence development in late 2002 of a 25,000 square foot drug-store anchored shopping center on a parcel of land we already own at the northeast corner of S.W. 147th Avenue and Coral Way in Miami-Dade County, Florida at a total cost of $2 million. Development of phase three of the Shops at Skylake, totaling approximately 105,000 square feet is anticipated to commence and be completed in 2003 at an estimated cost of approximately $7.3 million. We expect to fund the costs of these development projects from cash flow from operations, borrowings under our various revolving credit facilities and other sources of cash, including obtaining permanent debt on certain unencumbered rental properties.

     On August 17, 2001, we sold 1,300,000 unregistered shares of our common stock to Alony Hetz Properties & Investments Ltd. at a price of $10.875 per share, resulting in net proceeds of $14.1 million. On September 17, 2001, we sold 650,000 unregistered shares of our common stock to Alony Hetz at a price of $10.875 per share, resulting in net proceeds of $7.1 million.

     On January 18, 2002, we completed a private placement of 688,000 shares of our common stock to a limited number of accredited investors. In connection with the private placement, we sold an aggregate of 344,000 shares of our common stock at a price of $12.80 per share to unaffiliated investors and 344,000 shares of our common stock at price of $13.05 per share to investors that are affiliates of ours. The $8.9 million proceeds from the private placement were raised for general corporate purposes.

     In addition, on January 23, 2002, we filed a universal shelf registration statement with the Securities and Exchange Commission, which will permit us, from time to time, to offer and sell various types of securities, including common stock, preferred stock, debt securities, depositary shares and warrants, up to a value of $250 million. The registration statement provides us additional flexibility in accessing capital markets to fund future growth and for general corporate purposes.

     We believe, based on currently proposed plans and assumptions relating to our operations, that our existing financial arrangements, together with cash flows from operations, will be sufficient to satisfy our cash requirements for a period of at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate or cash flows from operations or amounts available under existing financing arrangements prove to be insufficient to fund our expansion and development efforts or to the extent we discover suitable acquisition targets the purchase price of which exceed our existing liquidity, we would be required to seek additional sources of financing. There can be no assurance that any additional financing will be available on acceptable terms, or at all and any equity financing could be dilutive to existing shareholders. If adequate funds are not available, our business operations could be materially adversely affected.

     We believe that we qualify and intend to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions to stockholders. As distributions have exceeded taxable income, no provision for federal income taxes has been made. While we intend to continue to pay dividends to our stockholders, we also will reserve such amounts of cash flow as we consider necessary for the proper maintenance and improvement of our real estate, while still maintaining our qualification as a REIT.

MORTGAGE INDEBTEDNESS

     The following table sets forth certain information regarding our mortgage indebtedness related to our properties as of December 31, 2001:

                                                    Balance at
                                                     December          Interest                         Balance Due
                                                     31, 2001           Rate(1)      Maturity Date      at Maturity
                                                   --------------      --------     ---------------     ------------
                                                   (in thousands)                                      (in thousands)
Fixed Rate Mortgage Debt
Ft. Caroline                                          $  2,098           9.350%       April 2002           $  2,078
Village by the Parks                                     3,723           8.180%       June 2002               3,687
Eustis Square                                            4,474           9.000%       July 2002               4,344
Forest Edge                                              1,646           6.900%      October 2002             1,567
Lantana                                                  3,953           6.950%       March 2005              3,498
Benchmark                                                3,466           9.250%       July 2005               3,170
Sterling Plaza                                           4,175           8.750%     September 2005            3,794
Townsend Square                                          4,989           8.500%      October 2005             4,703
Green Oaks                                               3,172           8.375%     November 2005             2,861
Melbourne Plaza                                          1,833           8.375%     November 2005             1,654
Northwest Crossing                                       1,745           8.375%     November 2005             1,574
Oak Hill                                                 2,103           7.625%      January 2006             1,713
Walden Woods                                             2,590           7.875%      August 2006              2,071
Big Curve                                                5,658           9.190%      October 2006             5,059
Highland Square                                          4,215           8.870%     December 2006             3,743
Park Northern                                            2,463           8.370%     December 2006             1,963

                                       12

                                                   Balance at
                                                    December         Interest                           Balance Due
                                                    31, 2001          Rate(1)      Maturity Date        at Maturity
                                                  --------------     --------     ---------------      ------------
University Mall                                         12,837           8.440%     December 2006            11,922
Rosemeade                                                3,305           8.295%     December 2007             2,864
Colony Plaza                                             3,088           7.540%      January 2008             2,834
Parkwood2                                                6,353           7.280%      January 2008             5,805
Richwood2                                                3,273           7.280%      January 2008             2,990
Mariners Crossing                                        3,468           7.080%       March 2008              3,154
Commonwealth                                             2,967           7.000%       March 2008              2,204
Pine Island/Ridge Plaza                                 25,588           6.910%       July 2008              23,104
Shoppes at Westburry                                     2,330           7.300%      October 2008             2,113
Shoppes of Northport                                     4,288           6.650%     February 2009             3,526
Prosperity Centre                                        7,045           7.875%       March 2009              4,137
Park Promenade                                           6,413           8.100%     February 2010             5,833
Skipper Palms                                            3,611           8.625%       March 2010              3,318
Jonathan's Landing                                       2,960           8.050%        May 2010               2,639
Bluff's Square                                          10,232           8.740%       June 2010               9,401
Kirkman Shoppes                                          9,662           8.740%       June 2010               8,878
Ross Plaza                                               6,739           8.740%       June 2010               6,192
Boynton Plaza                                            7,622           8.030%       July 2010               6,902
Pointe Royale                                            4,974           7.950%       July 2010               2,502
Plymouth Park East 1(3)                                    158           8.250%      August 2010                113
Plymouth Park East 2(3)                                    474           8.250%      August 2010                340
Plymouth Park North(3)                                   8,459           8.250%      August 2010              6,076
Plymouth Park South(3)                                     632           8.250%      August 2010                454
Plymouth Park Story North(3)                               389           8.250%      August 2010                279
Plymouth Park West(3)                                    2,528           8.250%      August 2010              1,816
Shops at Skylake                                        15,275           7.650%      August 2010             11,644
Minyard's                                                2,578           8.320%     November 2010             2,175
Forest Village                                           4,575           7.270%       April 2011              4,039
Boca Village                                             8,459           7.200%        May 2011               7,466
Sawgrass Promenade                                       8,459           7.200%        May 2011               7,466
Plaza del Rey                                            2,368           8.125%     September 2011                -
Lake Mary                                               24,980           7.250%     November 2011            21,973
Lake St. Charles                                         3,947           7.130%     November 2011             3,461
Marco Island                                             9,000           6.700%      January 2012             7,150
Summerlin Square                                         4,398           6.750%     February 2014                 -
Bird Ludlum                                             11,378           7.680%     February 2015                 -
West Lake                                                5,175           7.875%       June 2016                 130
Atlantic Village                                         4,597           6.850%     November 2018                 -
                                                      --------  ---------------  -------------------
Total Fixed Rate Mortgage Debt (54 loans)             $296,887           7.76%       7.32 years
                                                      --------  ===============  ===================
                                                                (wtd-avg. rate)  (wtd-avg. maturity)
Bank Variable Rate Mortgage Debt
First Union/Cashmere                                  $  5,198    LIBOR+165           March 2002           $  5,220
Comerica/Copperfield(4)                                  8,000    LIBOR+141          October 2003             8,000
Bank of Nova Scotia/Oakbrook(5)                          9,277    LIBOR+150         November 2003             9,277
Comerica/4 properties(6)                                24,635    LIBOR+150         February 2004            24,635
Bank of America/Wurzbach                                 1,050    LIBOR+225         December 2004             1,011
                                                      --------
Total Variable Rate Mortgage Debt                       48,160
                                                      --------

                                       13

                                                    Balance at
                                                     December      Interest                            Balance Due
                                                     31, 2001       Rate(1)      Maturity Date         at Maturity
                                                    -----------   --------     ---------------        ------------
Total Mortgage Notes Payable                         $ 345,047
                                                     ---------
Variable Rate Revolving Credit Facilities

City National Bank(7)                                $   1,409    LIBOR+225            May 2002            $  1,409
Bank Leumi(8)                                           26,000    LIBOR+125         September 2002           26,000
                                                     ---------
Total Variable Rate Revolving Credit Facilities      $  27,409
                                                     ---------
Total Debt                                           $ 372,456
                                                     =========

------------
(1)  The rate in effect on December 31, 2001.

(2) The mortgage balances for Parkwood and Ridgewood represent the future minimum lease payments (net of imputed interest) attributable to lease payments on these two properties, both of which are owned pursuant to capital lease obligations.

(3) All of the Plymouth loans are with Sun Life of Canada. In the case of Plymouth Park North and East, the collateral has been split into two parts; hence the two individual loans.

(4) The floating rate is LIBOR plus 141 basis points, but has been fixed at 6.49% (5.08% plus 1.41%) through October 30, 2003. This loan was repaid in full on January 18, 2002 without any prepayment penalty.

(5) The Oakbrook loan was repaid in full on February 15, 2002, without any prepayment penalty, and the collateral was pledged to secure the new Wells Fargo facility, described above.

(6) This Comerica facility is secured by Grogans Mill ($7,995), Steeplechase ($6,305), Mission Bend ($6,370) and Beechcrest ($3,965). The floating rate is LIBOR plus 150 basis points, but has been fixed at 6.88% (5.38% plus 1.50%) through February 19, 2002, after which the rate will float at LIBOR + 200 basis points.

(7) This facility was authorized to $20,640 as of December 31, 2001, and was secured by Mandarin Landing and Mini-Storage, Skylake Phase III land, Montclair Apartments, Beauclerc Village and East Bay Plaza. Effective February 4, 2002, the line was extended for an additional 90 days, with advances limited to $17,826 due to the sale of the Equity One Building subsequently further reduced to $10,826 when Mandarin Landing was released and pledged to Wells Fargo in connection with the new facility described above.

(8) The Bank Leumi facility is secured by negative pledges on Hedwig, McMinn, Southwest Walgreens, Albertsons Bissonnet, Albertsons Spring Shadows, Bandera, Market at First Colony and Mason Park. On February 18, 2002, the Albertsons Bissonet, Albertsons Spring Shadows and Hedwig properties were released by Bank Leumi and were pledged to secure the new Wells Fargo facility described above. In their place, the negative pledge was extended to our Ryanwood and Pompano properties.

     In addition to ongoing amortization payments throughout the terms of the mortgages, our mortgage indebtedness outstanding at December 31, 2001 (including the balance on our revolving credit facilities) will require approximate balloon principal payments as follows:
                                          Balloon
                       Year Due           Payments
                       --------          ---------
                         2002             $ 44,282
                         2003               17,277
                         2004               25,646
                         2005               21,254
                         2006               26,470
                         2007                2,864
                         2008               42,217
                         2009                7,663
                         2010               68,564
                         2011               44,410
                        Thereafter           7,280
                                         ---------
                         Total            $307,927
                        =======          =========

     We may not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance this indebtedness either through additional mortgage financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. Our results of operations could be affected if the cost of refinancing debt is greater or lesser than existing debt. If refinancing debt is not available, our business would be adversely affected.

     The  following   table  sets  forth  certain   information   regarding  our
indebtedness related to our joint venture properties as of December 31, 2001:

                                 Balance at
                                  December                                         Balance Due
                                  31, 2001     Interest Rate      Maturity Date    at Maturity
                                 ----------    -------------     --------------   -------------
Joint Venture Debt
Park Place*                          $13,951    LIBOR+1.85%        April 2002       $13,951
City Centre                           13,079          8.54%        April 2010        11,989
Oaks Square                           16,786          7.63%      December 2010       14,805

________________________
*  Guaranteed by CEFUS, our wholly owned subsidiary.

NEW ACCOUNTING STANDARDS AND ACCOUNTING CHANGES

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The effective date of this statement, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of FASB Statement No. 133, is for fiscal years beginning after June 15, 2000. SFAS No. 133 requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, a change in the fair value of the derivative will either be offset against the change in the fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. We adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 had no effect on our results of operations or financial position.

     In June 2001, FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, which were issued in July 2001, established accounting and reporting for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. We adopted SFAS No. 142 on January 1, 2002 at which time goodwill amortization ceased. We are currently evaluating the impact of the new accounting standards on existing goodwill and other intangible assets. For the year ended December 31, 2001, goodwill amortization was $69,000.

     In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes, but does not replace, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, as well as other earlier related pronouncements, either in whole or in part. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, though earlier application is encouraged. This standard addresses financial accounting and reporting for the impairment or disposal on long-lived assets. It also retains the basic provision for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. We adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets effective January 1, 2002. Accordingly, the results of operations of depreciable rental properties disposed of or classified as held for sale subsequent to January 1, 2002, for which we have no significant continuing involvement, are reflected as discontinued operations. See the introductory discussion to this "Item 5. Other Events" section.

     We adopted the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15,

2002, with early application encouraged. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification of an extraordinary item shall be reclassified. We have adopted SFAS No. 145 and have reflected gains (losses) from extinguishment of debt as part of ordinary income. See the introductory discussion to this "Item 5. Other Events" section.

ENVIRONMENTAL MATTERS

     We, like others in the commercial real estate industry, are subject to numerous environmental laws and regulations. The operation of dry cleaning facilities at our shopping centers is the principal environmental concern. We believe that the tenants who operate these facilities do so in accordance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. We believe that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.

INFLATION AND RECESSION CONSIDERATIONS

     Most of our leases contain provisions designed to partially mitigate the adverse impact of inflation. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. A small portion of our leases also include clauses enabling us to receive percentage rents based on a tenant's gross sales above predetermined levels, which sales generally increase as prices rise, or escalation clauses which are typically related to increases in the Consumer Price Index or similar inflation indices.

     Our financial results are affected by general economic conditions in the markets in which our properties are located. An economic recession, or other adverse changes in general or local economic conditions could result in the inability of some of our existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants. Supermarkets, drugstores and other anchor tenants that offer day-to-day necessities rather than luxury items anchor our existing properties. These types of tenants, in our experience, generally maintain more consistent sales performance during periods of adverse economic conditions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary market risk to which we have exposure is interest rate risk. Changes in interest rates can affect our net income and cash flows. As changes in market conditions occur, interest rates can either increase or decrease, and interest expense from the variable component of our debt balances will move in the same direction. With respect to our investment portfolio, changes in interest rates generally do not affect our interest income as our investments are predominantly in equity securities. In addition, most of our mortgage notes payable currently have fixed interest rates and therefore changes in interest rates generally do not have a material effect on our operations. However, some mortgage notes that we assumed in connection with our acquisition of CEFUS and UIRT do have variable rates. In addition, each of our City National, Bank Leumi and Wells Fargo facilities have a variable-rate component and we may enter into additional variable-rate facilities in the future. Therefore, increases in interest rates could in the future have a materially adverse impact on our results of operations. Moreover, increases in long-term real estate mortgage rates that may occur over a decade or more may decrease the overall value of real estate. We estimate the fair value of our long term, fixed rate mortgage loans generally using discounted cash flow analysis based on current borrowing rates for similar types of debt. At December 31, 2001, the fair value of the mortgage loans was estimated to be approximately $302.7 million compared to a carrying value amount of approximately $296.9 million.

     If the weighted average interest rate on our fixed rate debt at December 31, 2001 were 100 basis points higher or lower, the fair market value would be approximately $280.9 million and approximately $310.9 million, respectively.

     If the weighted average interest rate on our variable rate debt at December 31, 2001 were 100 basis points higher or lower, annual interest expense would be increased or decreased by approximately $756,000.

     Our objective in managing our exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flows. We may use a variety of financial instruments to reduce our interest rate risk, including interest rate swap agreements whereby we exchange our variable interest costs on a defined amount of principal for another party's obligation to pay fixed interest on the same amount of principal, or interest rate caps, which will set a ceiling on the maximum variable interest rate we will incur on the amount of debt subject to the cap and for the time period specified in the interest rate cap. As of December 31, 2001, we have no material market risk sensitive instruments.

EQUITY ONE, INC. AND SUBSIDIARIES

TABLE OF CONTENTS
--------------------------------------------------------------------------
                                                                      Page
Financial Statements:
   Independent Auditors' Report                                        F-1

   Consolidated Balance Sheets                                   F-2 - F-3

   Consolidated Statements of Operations                         F-4 - F-5

   Consolidated Statements of Comprehensive Income                     F-6

   Consolidated Statements of Stockholders' Equity                     F-7

   Consolidated Statements of Cash Flows                         F-8 - F-9

   Notes to the Consolidated Financial Statements              F-10 - F-29

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Equity One, Inc.:

We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the
related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.
Deloitte & Touche LLP
Certified Public Accountants

Miami, Florida
March 8, 2002, except for Notes 5, 6, 14 and 15, as to which the date is December 4, 2002

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
(In Thousands, Except Per Share Amounts)
-------------------------------------------------------------------------------

                                                                                   2001              2000
                                                                                ---------         ---------
ASSETS
RENTAL PROPERTY:
Land, buildings, and equipment ................................................. $ 605,820        $ 468,957
Building improvements ..........................................................    17,513           10,901
Land held for development ......................................................    23,420           13,468
Construction in progress .......................................................     5,416            8,202
                                                                                 ---------        ---------
Total rental property ..........................................................   652,169          501,528
Less: accumulated depreciation .................................................   (28,031)         (17,829)
Property held for sale .........................................................     3,549             --
                                                                                 ---------        ---------
Rental property, net ...........................................................   627,687          483,699

CASH AND CASH EQUIVALENTS ......................................................       906            2,347

CASH HELD IN ESCROW ............................................................     1,715            4,273

SECURITIES AVAILABLE FOR SALE ..................................................     1,681            1,403

ACCOUNTS AND OTHER RECEIVABLES (net of allowance for doubtful
accounts of $759 and $437 for 2001 and 2000, respectively) .....................     5,564            5,822

NOTES RECEIVABLE ...............................................................     9,697           12,259

DUE FROM RELATED PARTIES .......................................................        57            9,361

DEPOSITS .......................................................................     6,219              822

PREPAID AND OTHER ASSETS .......................................................     2,855            5,062

DEFERRED EXPENSES (net of accumulated amortization of
$1,924 and $938 for 2001 and 2000, respectively) ...............................     3,132            3,734

INVESTMENTS IN JOINT VENTURES ..................................................     7,742           11,707

GOODWILL (net of accumulated amortization of $404 and
$348 for 2001 and 2000, respectively) ..........................................     1,281            1,352

DEFERRED INCOME TAX ASSETS .....................................................      --                976
                                                                                 ---------        ---------
TOTAL .......................................................................... $ 668,536        $ 542,817
                                                                                 =========        =========

                                                                                                (Continued)

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                                  2001               2000
                                                                                ---------         ---------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
NOTES PAYABLE
Mortgage notes payable                                                          $ 345,047          $ 280,396
Revolving credit facilities                                                        27,409              4,243
                                                                                ---------           ---------
Total notes payable                                                               372,456            284,639

OTHER LIABILITIES
Accounts payable and accrued expenses                                               8,987             14,650
Tenants' security deposits                                                          4,090              1,476
Minority interest in equity of consolidated subsidiaries                            3,869              3,875
Deferred rental income                                                                766                662
Due to related parties                                                                101             15,965
                                                                                ---------          ---------
Total liabilities                                                                 390,269            321,267
                                                                                ---------          ---------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)

MINORITY INTEREST IN CEFUS                                                              -             33,887
                                                                                ---------          ---------
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value - 5,000 shares authorized but unissued                 -                  -
Common stock, $0.01 par value - 40,000 shares authorized,
28,781 and 12,786 shares issued and outstanding for
2001 and 2000, respectively                                                           288                128
Additional paid-in capital                                                        283,619            105,368
Equity related to step acquisition                                                      -             82,123
Retained earnings                                                                   1,808              1,709
Accumulated other comprehensive loss                                                  (34)              (311)
Unamortized restricted stock compensation                                          (1,836)              (809)
Notes receivable from issuance of common stock                                     (5,578)              (545)
                                                                                ---------          ---------
Total stockholders' equity                                                        278,267            187,663
                                                                                ---------          ---------
TOTAL                                                                           $ 668,536          $ 542,817
                                                                                =========          =========

                                                                                                  (Concluded)

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                                         2001              2000              1999
                                                                                        ------            ------            ------
RENTAL INCOME:
Minimum rental ...............................................................         $ 58,874          $ 35,835         $ 20,326
Expense recoveries ...........................................................           17,509             9,424            4,936
Percentage rent payments .....................................................              967               746              169
                                                                                        -------           -------          -------
     Total rental income .....................................................           77,350            46,005           25,431
                                                                                        -------           -------          -------
MANAGEMENT FEES ..............................................................              927               360              263
                                                                                        -------           -------          -------
INVESTMENT REVENUE:
Gain on sale of securities ...................................................               33               --                --
Interest and dividends .......................................................            1,897             1,583              341
                                                                                        -------           -------          -------
Total investment revenue .....................................................            1,930             1,583              341
                                                                                        -------           -------          -------
Total revenues ...............................................................           80,207            47,948           26,035
                                                                                        -------           -------          -------
COSTS AND EXPENSES:
Property operating expenses ..................................................           24,067            13,091            6,702
Interest expense .............................................................           20,756            12,336            4,851
Amortization of deferred financing fees ......................................            1,142               270              105
Rental property depreciation and amortization ................................           10,841             6,177            3,396
General and administrative expenses ..........................................            3,553             2,559            1,622
                                                                                        -------           -------          -------
Total costs and expenses .....................................................           60,359            34,433           16,676
                                                                                        -------           -------          -------
INCOME BEFORE (LOSS)/GAIN ON SALE OF REAL ESTATE, LOSS ON
EXTINGUISHMENT OF DEBT, EQUITY IN INCOME OF
JOINT VENTURES, MINORITY INTEREST IN EARNINGS OF
CONSOLIDATED SUBSIDIARY, INCOME TAXES, MINORITY
INTEREST IN CEFUS AND DISCONTINUED OPERATIONS ................................           19,848            13,515            9,359

(LOSS)/GAIN ON SALE OF REAL ESTATE ...........................................             (609)              (63)           3,814

LOSS ON EXTINGUISHMENT OF DEBT ...............................................           (1,546)              --                --

EQUITY IN INCOME OF JOINT VENTURES ...........................................              494                 5               --

MINORITY INTEREST IN EARNINGS OF CONSOLIDATED SUBSIDIARY .....................              (99)              --               (96)
                                                                                        -------           -------           -------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST IN CEFUS
AND DISCONTINUED OPERATIONS ..................................................           18,088            13,457           13,077
                                                                                        -------           -------           -------
INCOME TAX BENEFIT/(EXPENSE)
Current ......................................................................              593               (23)              --
Deferred .....................................................................              374            (1,071)              --
                                                                                        -------           -------           -------
Total income tax benefit/(expense) ...........................................              967            (1,094)              --
                                                                                        -------           -------           -------
INCOME BEFORE MINORITY INTEREST IN CEFUS AND
DISCONTINUED OPERATIONS ......................................................           19,055            12,363            13,077

MINORITY INTEREST IN CEFUS ...................................................           (1,627)             (603)              --
                                                                                        -------           -------           -------
INCOME FROM CONTINUING OPERATIONS ............................................           17,428            11,760            13,077

DISCONTINUED OPERATIONS
Income from rental properties sold or held for sale ..........................            1,293               795               512
                                                                                        -------           -------           -------
NET INCOME ...................................................................         $ 18,721          $ 12,555          $ 13,589
                                                                                       ========          ========          ========

                                                                                                                        (Continued)

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                             2001          2000          1999
                                            ------        ------        ------
EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE
Income from continuing operations..         $ 0.77        $ 0.82        $ 1.21
Income from discontinued operations           0.06          0.06          0.05
                                            ------        ------        ------
Net income ........................         $ 0.83        $ 0.88        $ 1.26
                                            ------        ------        ------
NUMBER OF SHARES USED IN COMPUTING
BASIC EARNINGS PER SHARE ..........         22,414        14,285        10,805
                                            ======        ======        ======
DILUTED EARNINGS PER SHARE
Income from continuing operations .         $ 0.77        $ 0.82        $ 1.21
Income from discontinued operations           0.06          0.05          0.05
                                            ------        ------        ------

Net income ........................         $ 0.83        $ 0.87        $ 1.26
                                            ======        ======        ======
NUMBER OF SHARES USED IN COMPUTING
DILUTED EARNINGS PER SHARE ........         23,037        14,504        10,901
                                            ======        ======        ======

                                                                    (Concluded)
See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                         2001          2000           1999
                                                                        ------        ------         ------

NET INCOME                                                            $ 18,721      $ 12,555       $ 13,589
                                                                      --------      --------       --------
OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized holding gain (loss) on securities available for sale        310           208           (421)
Reclassification adjustment for gains included in net income               (33)            -             -
                                                                      --------      --------       --------
TOTAL                                                                      277           208           (421)
                                                                      --------      --------       --------
COMPREHENSIVE INCOME                                                  $ 18,998      $ 12,763       $ 13,168
                                                                      ========      ========       ========


See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                                  Accumulated                Notes
                                                                                     Other                 Receivable
                                                              Equity                 Compre-  Unamortize    from the       Total
                                               Additional   Related to              hensive   Restricted   Issuance of     Stock-
                                      Common    Paid-in       Step       Retained   (Loss)/   Stock Com-     Common        holders'
                                       Stock    Capital    Acquisition   Earnings    Income   pensation       Stock        Equity
                                      ------  ---------    -----------   --------  --------   ---------    ----------      --------

BALANCE, DECEMBER 31, 1998            $ 102    $ 81,214      $    -       $   -     $  (98)      $   -       $    -       $ 81,218

Issuance of common stock                 11       8,737                                                         (545)        8,203

Reduction of stock issuance cost                     39                                                                         39

Net income                                                                13,589                                            13,589

Dividends paid                                                           (11,199)                                          (11,199)

Net unrealized holding loss
on securities available for sale                                                      (421)                                   (421)
                                      ------  ---------      ------      -------    ------    --------      --------      --------

BALANCE, DECEMBER 31, 1999              113      89,990           -        2,390      (519)         -           (545)       91,429

Issuance of common stock                 15      15,530                                           (809)                     14,736

Equity related to step acquisition                            82,123                                                        82,123

Stock issuance cost                                (152)                                                                      (152)

Net income                                                                12,555                                            12,555

Dividends paid                                                           (13,236)                                          (13,236)

Net unrealized holding gain
on securities available for sale                                                       208                                     208
                                      ------  ---------      ------      -------    ------    --------      --------      --------

BALANCE, DECEMBER 31, 2000              128     105,368       82,123       1,709      (311)       (809)         (545)      187,663

Issuance of common stock
CEFUS transaction                       105     120,540      (82,123)                                                       38,522
UIRT transaction                         29      31,450                                                                     31,479
Alony Hetz                               20      21,187                                                                     21,207
Other issuances                           6       6,550                                         (1,027)       (5,033)          496

Stock issuance cost                              (1,476)                                                                    (1,476)

Net income                                                                18,721                                            18,721

Dividends paid                                                           (18,622)                                          (18,622)

Net unrealized holding gain
on securities available for sale                                                       277                                     277
                                      ------  ---------      ------      -------    ------    --------      --------      --------

BALANCE, DECEMBER 31, 2001            $ 288   $ 283,619      $    -      $ 1,808    $  (34)   $ (1,836)     $ (5,578)    $ 278,267
                                      =====   =========      ======      =======    ======    ========      ========     =========

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                          2001            2000           1999
                                                                         ------          ------         ------
OPERATING ACTIVITIES:
Net income                                                             $ 18,721        $ 12,555        $ 13,589
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization                                            12,926           6,921           3,607
Provision for losses on accounts receivable                                 322             261              64
Loss (gain) on sale of real estate                                          609              63          (3,814)
Equity in income of unconsolidated entities                                (494)             (5)              -
Minority interest in earnings of consolidated subsidiary                     99               -              96
Minority interest in CEFUS                                                1,627             603               -
Deferred income tax (benefit) expense                                      (374)          1,071               -
Changes in assets and liabilities:
Restricted cash                                                           3,871          (4,273)          6,780
Accounts and other receivables                                            1,757           1,455          (1,072)
Notes receivable                                                          2,643               -               -
Deposits                                                                 (2,975)           (115)           (178)
Prepaid and other assets                                                  1,550             429             104
Accounts payable and accrued expenses                                    (7,389)         (4,061)            452
Deferred rental income                                                     (405)            414              96
Tenants' security deposits                                                  206             202             439
Due from related parties                                                    110             (14)              6
                                                                        -------         -------         -------
Net cash provided by operating activities                                32,804          15,506          20,169
                                                                        -------         -------         -------
INVESTING ACTIVITIES:
Additions to rental property                                            (37,409)        (11,944)        (69,949)
Proceeds from sales of rental property                                   22,276               -           7,716
Proceeds from sales of joint venture interest                             6,630               -               -
Distributions from joint ventures                                           287           2,057               -
Purchases of securities                                                       -             (44)         (4,733)
Sales and prepayments of securities                                           -              67           4,727
Purchase of UIRT, including transaction costs, net of cash acquired     (36,294)              -               -
Cash acquired in CEFUS acquisition                                            -           1,995               -
Due to / from affiliates                                                    212          (3,296)              -
                                                                        -------         -------         -------
Net cash used in investing activities                                   (44,298)        (11,165)        (62,239)
                                                                        -------         -------         -------
FINANCING ACTIVITIES:
Repayments of mortgage notes payable                                    (64,664)        (13,229)         (3,462)
Borrowings under mortgage notes payable                                  64,884          26,366          31,234
Borrowings/ (repayments) under credit agreements                          9,210         (15,232)         18,915
Due to affiliates                                                             -          (1,490)              -
Deferred financing expenses                                                (540)           (190)           (628)
Stock subscription and issuance of common stock                          21,366          14,736           8,203
Stock issuance (costs)/reduction                                         (1,476)           (152)             39
Cash dividends paid to stockholders                                     (18,622)        (13,236)        (11,199)
Payment of put option                                                         -               -          (2,127)
Change in minority interest                                                (105)              6             (72)
                                                                        -------         -------         -------
Net cash provided by (used in) financing activities                      10,053          (2,421)         40,903
                                                                        -------         -------         -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     (1,441)          1,920          (1,167)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              2,347             427           1,594
                                                                        -------         -------         -------
CASH AND CASH EQUIVALENTS, END OF YEAR                                 $    906        $  2,347        $    427
                                                                       ========        ========        ========

                                                                                                     (Continued)

EQUITY ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                                  2001           2000         1999
                                                                                -------        -------      -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of amount capitalized                               $ 20,457      $ 12,216     $  4,780
                                                                                ========      ========     ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Change in unrealized holding gain (loss) on securities available for sale       $     277     $    208     $   (421)
                                                                                =========      ========    ========
Issuance of restricted stock                                                    $   1,525     $  1,208
                                                                                =========      ========    ========
Common stock issued for notes receivable                                        $   5,033                  $    545
                                                                                =========                  ========
Sale of joint venture interest in settlement of notes receivable                $   1,438
                                                                                =========
Issuance of CEFUS common stock in settlement of affiliated debt                 $   3,345
                                                                                =========
Purchase of minority interest in CEFUS                                          $  40,893
                                                                                =========
The Company acquired all the outstanding capital stock of UIRT:
Fair value of assets acquired                                                   $ 147,640
Liabilities assumed                                                                79,867
Common stock issued                                                                31,479
                                                                                ---------
Cash paid for acquisition, including transaction costs                          $  36,294
                                                                                =========

The Company acquired 68.07% of the outstanding capital stock of CEFUS:
Fair value of assets acquired                                                                $ 315,195
Liabilities assumed                                                                            198,480
Minority interest                                                                               34,592
                                                                                             ---------
Equity related to step acquisition                                                           $  82,123
                                                                                             =========

Acquisition of rental property                                                               $   7,250     $  3,800
Change in minority interest                                                                      2,880          965
                                                                                             ---------     --------
Assumption of mortgage note payable                                                          $   4,370     $  2,835
                                                                                             =========     ========

                                                                                                         (Concluded)

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Per Share Amounts)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

     Equity One, Inc. was incorporated in Maryland on June 15, 1992, as a wholly-owned subsidiary of Gazit Holdings, Inc., a wholly-owned subsidiary of Gazit, Inc. Equity One, Inc., its related real estate joint ventures and subsidiaries ("the Company") was formed for the purpose of holding various real estate investments located in the United States of America. As of December 31, 2001 (and pursuant to a prior transfer of interests between Gazit, Inc. and Gazit-Globe (1982) Ltd. ("Gazit-Globe") whereby Gazit became a wholly-owned subsidiary of Gazit-Globe), Gazit-Globe's direct and indirect beneficial ownership of the Company's common stock is approximately 66%.

     On September 20, 2001, the Company completed the acquisition of Centrefund Realty (U.S.) Corporation ("CEFUS") from First Capital Realty Inc. ("FCR"), formerly known as Centrefund Realty Corporation, for approximately $281,000 (including assumed debt). As provided for in the stock exchange agreement, the Company issued 10,500 shares of its common stock to subsidiaries of FCR and assumed $149,021 of CEFUS's outstanding debt. The acquisition of CEFUS has been treated as a step transaction and partially accounted for on a push-down basis and partially in a manner similar to a pooling of interests, due to the acquisition by Gazit-Globe, the majority stockholder of the Company, of a 68.07% controlling interest in Centrefund Realty Corporation on August 18, 2000. As a result of the CEFUS acquisition, the Company acquired 28 shopping centers and other retail properties.

     To reflect the events of August 18, 2000, the Company recorded equity related to step acquisition in the consolidated financial statements equivalent to 68.07% of the value of the consideration paid to subsidiaries of FCR (the "Equity Related to Step Acquisition"). In addition, the Company recorded a minority interest equivalent to 31.93% of the value of the net assets acquired on August 18, 2000 (the "31.93% Minority Interest"), which was eliminated on September 20, 2001 when the acquisition of CEFUS was completed.

     The results for the year ended December 31, 2000 have been restated to incorporate the results of CEFUS for the period from August 18, 2000 to December 31, 2000. The results for the year ended December 31, 2001 have been adjusted to incorporate the results of CEFUS for the period January 1, 2001 to September 19, 2001. The restatement consolidates the operations of the Company and CEFUS between August 18, 2000 and September 19, 2001, subject to a 31.93% minority interest in CEFUS (the "CEFUS Accounting Treatment"). During the period from August 18, 2000 to September 19, 2001, CEFUS operated under the control of FCR as a subchapter C-corporation under the Internal Revenue Code (the "Code") and recorded current and deferred income taxes in connection with its operations. These taxes are reflected in the financial statements as a deferred income tax asset (the "Future Income Tax Assets") and as current or deferred tax expenses or tax benefits in connection with the CEFUS Accounting Treatment. Effective September 20, 2001, the Company no longer recorded any provision for income taxes consistent with the acquisition of 100% of CEFUS, and the Company's intent to operate CEFUS as a qualified REIT subsidiary. In addition, with the September 20, 2001 acquisition of 100% of CEFUS, the Company has eliminated the Equity Related to Step Acquisition, the 31.93% Minority Interest and the deferred income tax assets, and has recorded in their place the issuance of 10,500 shares of the Company's common stock.

     The effect of the CEFUS Accounting Treatment on the 2001 and 2000 financial statements is as follows:

                                                                                         Year Ended
                                                                                         December 31,
                                                                                 --------------------------
                                                                                     2001           2000
                                                                                 ----------      ----------
         Revenues:
           Equity One (includes CEFUS since September 20, 2001)........          $   54,448      $   33,232
           CEFUS revenues prior to September 20, 2001..................              25,759          14,716
                                                                                 ----------      ----------
         Total revenues................................................          $   80,207      $   47,948
                                                                                 ==========      ==========
         Net Income:
           Equity One (includes CEFUS since September 20, 2001)........          $   15,253      $   11,269
           CEFUS net income prior to September 20, 2001................               3,468           1,286
                                                                                 ----------      ----------
         Total net income..............................................          $   18,721      $   12,555
                                                                                 ==========      ==========


     On September 21, 2001, the Company completed the acquisition of United Investors Realty Trust ("UIRT"), a Texas-based REIT, for $147,640 (including assumed debt). As a result of the transaction with UIRT, the Company issued 2,896 shares of its common stock, paid $32,876 in cash consideration to former UIRT shareholders and assumed approximately $79,867 of UIRT's outstanding debt. The acquisition of UIRT was accounted for using the purchase method and the results of UIRT are included in the Company's financial statements from the date of its acquisition. As a result of this transaction, the Company acquired 22 shopping centers.

     The following unaudited supplemental pro forma information is presented to reflect the effects of the UIRT and CEFUS acquisitions, including the issuance of the common stock and the impact on the Company's results, as if the transactions have occurred on January 1, 2000. The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisition occurred as indicated nor does it purport to represent the result of the operations for future periods:

                                                           For the year ended    For the year ended
                                                            December 31, 2001     December 31, 2000
                                                              (unaudited)           (unaudited)
                                                           ------------------    ------------------


          Pro forma revenues...............................     $  95,907            $  94,593
                                                                =========            =========
          Pro forma income from continuing operations......     $  21,400            $  23,841
                                                                =========            =========
          Pro forma net income.............................     $  22,893            $  25,193
                                                                =========            =========
          Pro forma basic earnings per share
              Income from continuing operations............     $    0.79            $    0.93
              Income from discontinuing operations.........          0.06                 0.05
                                                                ---------            ---------
           Net Income                                           $    0.85            $    0.98
                                                                =========            =========
           Pro forma diluted earnings per share
              Income from continuing operations............     $    0.78            $    0.93
              Income for discontinuing operations..........          0.06                 0.04
                                                                ---------            ---------
           Net Income                                           $    0.84            $    0.97
                                                                =========            =========

     As of December 31, 2001, the Company owned a total of 85 rental properties, primarily located in metropolitan areas of Florida and Texas, encompassing 55 supermarket-anchored shopping centers, 6 drug store-anchored shopping centers, 18 other retail-anchored shopping centers, 5 commercial properties and one drug store-anchored development, as well as interests in 3 real estate joint ventures which own and operate commercial real estate properties. Publix Supermarkets, Inc. and Winn-Dixie Stores Inc., the Company's two largest tenants, rent approximately 7.6% and 5.9% of the Company's total rentable square footage, respectively, which accounts for 5.5% and 4.4%, respectively, of the Company's total annualized minimum rent at December 31, 2001.

Basis of Consolidation

     The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those partnerships where the Company has financial and operating control. All subsidiaries are hereinafter referred to as "the consolidated companies "or the" Company." All intercompany transactions have been eliminated. The Company has a 50% investment in three joint ventures and a 50.1% interest in one joint venture for which it does not have financial or operating control and accordingly uses the equity method of accounting for these joint ventures.

Rental Property

     Rental property is stated at cost. Renovations, which extend or improve the useful life of the asset are capitalized. Expenditures for maintenance and repairs are charged to operating expense as incurred. Depreciation is provided for using the straight-line method as follows:

     Buildings........................... 30 - 40 years
     Building Improvements............... 5 - 20 years
     Tenant Improvements................. Over the terms of the related lease
     Equipment........................... 5 - 7 years

Land Held for Development

     Land held for development is stated at cost. Interest, real estate taxes and other costs directly related to the properties and projects under development are capitalized until the property is ready for its intended use. Similar costs related to properties not under development are expensed as incurred.

Long-Lived Assets

     Long-lived assets, such as property, land held for development, certain identifiable intangibles, and goodwill related to those assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. The management periodically assesses the recoverability of the long-lived assets based on management's expectations of future profitability and undiscounted cash flows of the related operations. These factors, along with plans with respect to the operations, are considered in assessing the recoverability of long-lived assets. If the Company determines that the carrying amount is impaired, the long-lived assets are written down to their recoverable value with a corresponding charge to earnings. During the periods presented, no such impairment was incurred.

Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers cash and investments with an initial maturity of three months or less to be cash equivalents.

Restricted Cash

     Restricted cash at December 31, 2000 consists of cash held in escrow by lenders pending the achievement of certain conditions, and at December 31, 2001 consists of cash escrowed in anticipation of the execution of a tax-free exchange under Section 1031 of the Code.

Investment Securities

     As of December 31, 2001 and 2000, all of the securities are classified as securities available for sale and are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity in accumulated other comprehensive income or loss until realized.

Deposits

     Deposits are comprised of funds held by various institutions for future payments of property taxes and insurance, utility and other service deposits.

Deferred Expenses

     Deferred expenses consist of loan origination and other fees directly related to rental property financing with third parties. The fees are being amortized using the straight-line method over the term of the notes, ranging from 3 to 20 years.

Goodwill

     Goodwill has been recorded to reflect the excess of cost over the fair value of net assets acquired in the acquisitions of Global Realty and Management, Inc. and CEFUS. Goodwill is amortized on a straight-line basis over 20 years in the case of the Global Realty and Management acquisition and over 35 years in the case of CEFUS. Amortization expense amounted to $69, $50 and $50 for the years ended December 31, 2001, 2000 and 1999, respectively.

Minority Interest

     On January 1, 1999, Equity One (Walden Woods) Inc., a wholly-owned subsidiary, entered into a limited partnership as a general partner. An income producing shopping center ("Walden Woods Village") was contributed by its owners (the "Minority Partners"), and the Company contributed 93,656 shares of common stock (the "Walden Woods Shares") to the limited partnership at an agreed-upon price of $10.30 per share. Based on this per share price and the net value of property contributed by the Minority Partners, each of the partners received 93,656 limited partnership units. The Company has entered into a Redemption Agreement with the Minority Partners whereby the Minority Partners can request that the Company purchase either their limited partnership units or any shares of common stock which they received in exchange for their partnership units at a price of $10.30 per unit or per share no earlier than two years nor later than fifteen years after the exchange date of January 1, 1999. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company's financial data. In addition, under the terms of the limited partnership agreement, the Minority Partners do not have an interest in the Walden Woods Shares except to the extent of dividends. Accordingly, a preference in earnings has been allocated to the Minority Partners to the extent of the dividends declared. The Walden Woods Shares are not considered outstanding in the consolidated financial statements, and are excluded from the share count in the calculation of primary earnings per share.

     On December 5, 2000, Equity One (North Port), Inc., a wholly-owned subsidiary, entered into a limited partnership (the "Shoppes of North Port, Ltd.") as a general partner. An income producing shopping center ("Shoppes of North Port") was contributed by its owners (the "North Port Minority

     Partners") and the Company contributed an income producing property to a limited liability company wholly owned by the Shoppes of North Port, Ltd. Both the North Port Minority Partners and the general partner were issued partnership operating units ("OPU") based on the net value of the properties contributed. The North Port Minority Partners received 261,850 OPU which can be redeemed for the Company's common stock on a one-for-one basis or cash at an agreed upon price of $11.00 per share no earlier than December 10, 2001, nor later than three and one half years thereafter. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company's financial data. The North Port Minority Partners are to receive a preferred quarterly distribution equal to a 9.0% annual return on their initial capital contribution. This amount is reflected as interest expense in the consolidated financial statements.

Rental Income

     Rental income is comprised of minimum rents, expense reimbursements and percentage rent payments. Rental income is recognized as earned. Expense reimbursements are recognized in the period the applicable costs are incurred. Percentage rent payments based on a tenant's revenues exceeding certain thresholds are accrued when a tenant reports revenues exceeding the established thresholds.

Management Fees

     Management   fees  consist  of  fees  earned  in  connection  with  certain third-party leasing activities and other third-party management activities. Management fees are recognized when earned.

Income Taxes

     The Company elected to be taxed as a real estate investment trust (REIT) under the Code, commencing with its taxable year ended December 31, 1995. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its REIT taxable income to its stockholders. It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income.

     During the period from August 18, 2000 to September 19, 2001, CEFUS, a wholly owned subsidiary of FCR, was taxed as a Corporation and accordingly recorded current and deferred income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These taxes are reflected in the accompanying consolidated financial statements as deferred tax assets and as the current and deferred components of the income tax benefit/expense.
     In addition to the deferred tax items and the income tax benefit/expense, certain corporate tax attributes will carry over to the Company as a result of this transaction (for example, net operating losses, alternative minimum tax credit carryforwards, etc.). Net operating losses available to the Company are estimated to be approximately $18,000, but their utilization is limited subject to the provisions of the Code.

     As a result of the acquisition of CEFUS, the Code imposes a tax on the built-in gain of C corporation (i.e. CEFUS) assets that become assets of a REIT (i.e. Company) in a carryover-basis transaction. The estimated built-in gain at the date of acquisition is approximately $47,000. In lieu of the tax imposed on the transferor C corporation (i.e. CEFUS), the Company can elect to be subject to a Ten-Year Rule, which defers recognition of the built-in gain tax liability if the asset subject to the tax is not disposed of within ten years from the date of the acquisition. In addition to the Ten-Year Rule, the Company has the ability to utilize like-kind exchanges, carry-over C corporation tax attributes, and other tax planning strategies to mitigate the potential recognition of built-in gain tax. If the Company were to be subject to any taxes as a result of this contingency, such taxes would be recorded as a cost of the acquisition.

Segment Information

     The Company operates in one reportable segment as an owner and operator of commercial rental properties. Rental operations are provided to tenants through the Company's properties located primarily in Florida and Texas. Each of these properties provides management with monthly financial statements. All of the properties have been aggregated into one reporting segment due to their similar tenant and operating characteristics.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The effective date of this statement, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of FASB Statement No. 133, is for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, a change in the fair value of the derivative will either be offset against the change in the fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company adopted SFAS No. 133 on January 1, 2001. The adoption of this statement had no effect on the Company's results of operations or financial position.

     In June 2001, FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, which were issued in July 2001, established accounting and reporting for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 142 on January 1, 2002 at which time goodwill amortization ceased. The Company is currently evaluating the impact of the new accounting standards on existing goodwill and other intangible assets. During the year ended December 31, 2001, goodwill amortization was $69.

     In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes, but does not replace, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, as well as other earlier related pronouncements, either in whole or in part. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, though earlier application is encouraged. This standard addresses financial accounting and reporting for the impairment or disposal on long-lived assets. It also retains the basic provision for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. Accordingly, the results of operations of depreciable rental properties disposed of or classified as held for sale subsequent to January 1, 2002, for which the Company has no significant continuing involvement, are reflected as discontinued operations.

     In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. The Company has adopted SFAS No. 145 and reflected gains (losses) from extinguishment of debt as part of ordinary income.

Fair Value of Financial Instruments

     The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:

     Cash and Cash Equivalents and Accounts and Other Receivable - The carrying amounts reported in the balance sheets for these financial instruments approximate fair value because of their short maturities.

     Securities Available for Sale - Fair values are based on quoted market prices, dealer quotes, and independent pricing services.

     Notes Receivable - The fair value is estimated by using the current rates at which similar loans would be made. The carrying amounts reported in the balance sheets approximate fair value.

     Mortgage Notes Payable and Line of Credit Agreements - The estimated fair value at December 31, 2001 and 2000 was $352,898 and $286,411,
     respectively, calculated based on the net present value of payments over the term of the notes using estimated market rates for similar notes payable.

Reclassifications

     Certain prior year amounts have been reclassified to conform with the 2001 financial presentation.

2.     ACCOUNTS AND OTHER RECEIVABLES

       Composition in the consolidated balance sheets:

                                                                                     December 31,
                                                                                   -----------------
                                                                                   2001         2000
                                                                                   ----         ----
       Tenants..................................................................  $ 5,513    $ 5,735
       Other....................................................................      810        524
       Allowance for doubtful accounts..........................................     (759)      (437)
                                                                                  -------    -------
       Total accounts and other receivables.....................................  $ 5,564    $ 5,822
                                                                                  =======    =======

3.     NOTES RECEIVABLE

       Composition in the consolidated balance sheets:

                                                                                     December 31,
                                                                                   ----------------
                                                                                   2001        2000
                                                                                   ----        ----
       Mortgage notes  receivable,  bearing interest at 9% and 10% per annum,
          due December 2002 and March 2006......................................  $ 6,471    $    -
       Loan  receivable  from a partner in a Joint  Venture  to fund development activities,  bearing  interest at the Company's cost of funds up to 10% per annum, due upon refinancing or sale of the
          property..............................................................    2,940     12,213
       Other....................................................................      286         46
                                                                                  -------    -------
       Total notes receivable...................................................  $ 9,697    $12,259
                                                                                  =======    =======


4.     RENTAL PROPERTY

       Composition in the consolidated balance sheets:

                                       Land,                                                       Property
                                     Buildings       Building      Land Held For   Construction    Held For
                                   And Equipment   Improvements     Development     In Progress      Sale       Total
                                   -------------   ------------     -----------     -----------    --------     -----
      Cost
      Balance as of
         December 31, 2000...           $468,957     $  10,901        $  13,468       $  8,202            -    $501,528
      Additions in the
         reporting year......            160,115         6,800            9,952          4,996     $  3,549     185,412
      Dispositions in
         reporting year......            (23,252)         (188)               -         (7,782)           -     (31,222)
                                       ---------     ---------        ---------       --------     --------    --------
      Balance as of
         December 31, 2001...            605,820        17,513           23,420          5,416        3,549     655,718
                                       ---------     ---------        ---------       --------     --------    --------
      Accumulated Depreciation
      Balance as of
         December 31, 2000...             16,114         1,715                                                   17,829
      Depreciation for the
         year................             10,001         1,042                                                   11,043
      Reduction of
         depreciation........               (840)           (1)                                                    (841)
                                       ---------     ---------                                                 --------
      Balance as of
         December 31, 2001...             25,275         2,756                                                   28,031
                                       ---------     ---------                                                 --------
      Net rental property as
         of December 31, 2001          $580,545      $  14,757        $  23,420       $  5,416     $  3,549    $627,687
                                       =========     =========        =========       ========     ========    ========
      Net rental property as
         of December 31, 2000          $452,843      $   9,186        $  13,468       $  8,202     $      -    $483,699
                                       =========     =========        =========       ========     ========    ========

5.    DISCONTINUED OPERATIONS

     The Company adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal on long-lived assets. It also retains the basic provision for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the pronouncement, the sale of depreciable rental property is now considered a discontinued operation. Accordingly, the results of operations of depreciable rental properties disposed of through September 30, 2002 or classified as held for sale as of September 30 2002, for which the Company has no significant continuing involvement, are reflected as discontinued operations.

     The following table reflects properties being reported in discontinued operations. The operations of these properties have been reflected as discontinued operations in the consolidated financial statements for each of the three years ended December 31, 2001 included herein:

                                                                                         Gross Sales Price
                                                                                     ------------------------
                                                                   Square Feet/                      Under
    Property                    Location            Date Sold       Acres (ac)          Sold       Contract
    -------------------         ----------------    ----------     ------------       --------    -----------
    Equity One Office           Miami Beach, FL     February          28,780          $  6,050
    Olive                       Miami, FL           February          6.79ac             1,900
    Benbrook                    Fort Worth, TX      February         247,422             2,590
    Monclair apartments         Miami Beach, FL     June               9,375             2,450
    Shops of Westbury           Miami, FL           July              33,706             5,200
    Forest Edge                 Orlando, FL         July              68,631             3,475
    Northwest Crossing          Dallas, TX          September         33,366             2,350
    Mariners outparcel          Spring Hill, FL          --             .6ac                        $   500
    McMinn Plaza                Athens, TN               --          107,200                          6,000
                                                                                     ---------    ---------
                                                                                     $  24,015      $ 6,500
                                                                                     =========    =========

6.   EXTINGUISHMENT OF DEBT

     The Company adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections which rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. It also rescinds FASB Statement No. 44, Accounting for Intangible Assets or Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases. Finally SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002, with early application encouraged. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the Criteria in APB Opinion No. 30 for classification of an extraordinary item must be reclassified. The Company has adopted SFAS No. 145 and reflected gains (losses) from extinguishment of debt as part of ordinary income.

7.   NOTES PAYABLE

     Composition in the consolidated balance sheets:

                                                                                       December 31,
                                                                                -------------------------
                                                                                   2001             2000
                                                                                ---------         -------
     Fixed rate mortgage loans
     Various mortgage notes payable secured by rental  properties, bearing  interest  at  6.65%  to  9.35%  per  annum,  with maturity  dates  ranging from April 2002 through  November
         2018......................................................             $296,887         $243,279
     Variable rate mortgage loans
     Various mortgage notes payable secured by rental  properties, bearing  interest  from  LIBOR  plus  1.41% to LIBOR  plus
         2.25% (the  interest  rates at  December  31,  2001 ranged from 4.19% to 6.89%),  with  maturity  dates  ranging from
         October 2003 to December 2004.............................               48,160           37,117
                                                                                --------         --------
     Total mortgage notes payable.................................               345,047          280,396
                                                                                --------         --------
     Revolving credit facilities
     Line of credit of  $20,600,  subsequently  reduced to $10,800 due to  disposition  and  transfer of secured  properties, with a bank,  bearing interest at LIBOR plus 2.25% matures
         May 2002.  The  credit  agreement  is  secured  by various
         rental properties.........................................                1,409            4,243
     Line of credit of $30,000  with a bank,  bearing  interest at
         LIBOR  plus  1.25%,  matures  September  2002.  The credit
         agreement is secured by various rental properties.........               26,000               --
                                                                                --------         --------
     Total revolving credit facilities............................                27,409            4,243
                                                                                --------         --------
     Total notes payable..........................................              $372,456         $284,639
                                                                                ========         ========

     Principal maturities of the notes payable as of December 31, 2001 are as follows:

                            Year ending
                             December 31,                 Amount
                      -------------------------        -----------
                      2002...................          $    49,844
                      2003...................               23,109
                      2004...................               31,804
                      2005...................               27,634
                      2006...................               32,703
                      Thereafter.............              207,362
                                                       -----------
                      Total..................          $   372,456
                                                       ===========

     As of December 31, 2001, certain of the mortgages on the Company's properties involving an aggregate principal amount of approximately $123,400, excluding the principal amount of $6,800 which is scheduled to be repaid in 2002, contain prohibitions on transfers of ownership which may have been violated by the Company's previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving the Company's capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. The Company is in the process of obtaining the necessary consents from the lenders. Based on discussions with various lenders to date, current credit market conditions and other factors, the Company believes that such consents will be obtained or that the mortgages would not be accelerated. Accordingly, the Company believes that the ultimate outcome of this matter will not have a material impact on the Company's results of operations or financial condition.

     The Company intends to monitor and manage interest rate costs on its variable rate debt. The Company may, from time to time, enter into interest rate hedge agreements to manage interest costs and risk associated with changing interest rates. There were no rate hedge agreements outstanding as of December 31, 2001 and 2000.

     During 2001, the Company paid $1,546 as a prepayment penalty for early extinguishment of debt. (See note 6)

     Interest costs incurred were $24,345 and $14,988 in the years ended December 31, 2001 and 2000, respectively, of which $2,102 and $2,181 were capitalized in the years ended December 31, 2001 and 2000, respectively.


8.   Stockholders' Equity

     As of December 31, 2001 and 2000, the Company has authority to issue 40,000 shares of common stock and 5,000 shares of preferred stock.

     During 2001, the Company issued 145 shares of restricted stock to its employees and directors. The Company also issued 925 shares of common stock to Alony Hetz Properties & Investments, Ltd. ("Alony Hetz") under a subscription agreement at $10.875 per share, and Alony Hetz exercised warrants to purchase 1,025 shares of common stock at the exercise price of $10.875 per share. Additional shares were issued for the acquisition of CEFUS and UIRT as discussed in Note 1.

     During 2001, two officers exercised stock options to purchase 503 shares of common stock the exercise price for which was paid with promissory notes totaling $5,033. These notes are full recourse promissory notes bearing interest at 5% and are secured by the stock issued upon exercise of the options. Interest is payable quarterly and principal is due September 30, 2006. The notes have been reflected in the consolidated financial statements as a reduction of stockholders' equity.

     During 1999, two officers exercised warrants to purchase 92 shares of common stock the exercise price for which was paid with promissory notes totaling $545. These notes are full recourse promissory notes bearing interest at 6.35% and are collateralized by the stock issued upon exercise of the stock options. Interest is payable quarterly and principal is due December 30, 2002. The notes have been reflected in the consolidated financial statements as a reduction of stockholders' equity.

     During 2001, the Company paid cash dividends of $0.26, $0.26, $0.27 and $0.27 per share on March 30, June 29, September 28 and December 31, respectively. Gross dividends paid were $18,622 for the year ended December 31, 2001.

     During 2000, the Company paid cash dividends of $0.26, $0.26, $0.26 and $0.32 per share on March 31, June 30, September 29 and December 29, respectively. Gross dividends paid were $13,236 for the year ended December 31, 2000.

     During 1999, the Company paid cash dividends of $0.25, $0.25, $0.26 and $0.26 per share on March 30, June 30, September 30 and December 30, respectively. Gross dividends paid were $11,199 for the year ended December 31, 1999.


9.   BENEFIT PLANS

     Stock-Based Compensation

     On October 23, 1996, the Company adopted the Equity One, Inc. 1995 Stock Option Plan (the "Plan"), which was amended December 10, 1998. The purpose of the Plan is to further the growth of the Company by offering an incentive to directors, officers and other key employees of the Company, and to increase the interest of these employees in the Company through additional ownership of its common stock. The effective date of the Plan is January 1, 1996. The maximum number of shares of common stock as to which options may be granted to this Plan is 1,000 shares, which shall be reduced each year by the required or discretionary grant of options. The term of each option shall be determined by the Compensation Committee of the Company (the "Committee"), but in no event shall be longer than ten years from the date of the grant. The vesting of the options shall be determined by the Committee, in its sole and absolute discretion, at the date of grant of the option.

     On June 23, 2000, the Company, with shareholder approval, adopted the Equity One 2000 Executive Incentive Compensation Plan (the "2000 Plan"). The terms of the 2000 Plan provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries.

     During the term of the 2000 Plan, the total number of shares of Common Stock that may be subject to awards may not exceed 1,000 shares, plus (i) the number of shares with respect to which options previously granted under the 1995 Stock Option Plan terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements.

     The Company applies the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees,
     and  related   interpretations  in  measuring
     stock-based compensation, including options. Accordingly, no compensation expense has been recognized for options granted under the Plan as no grants were made at less than market value. Had compensation expense been determined based upon the fair value at the grant date for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share on a pro forma basis would have been:

                                                                           2001           2000            1999
                                                                         --------       --------        --------
        Net income                        As reported.............        $18,721        $12,555         $13,589
                                          Pro forma...............         18,483         11,820          13,062

        Basic earnings per share          As reported.............        $  0.83        $  0.88         $  1.26
                                          Pro forma...............           0.82           0.83            1.21

        Diluted earnings per              As reported.............        $  0.83        $  0.87         $  1.26
          share                           Pro forma...............           0.82           0.82            1.21


     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions for the years ended December 31, 2001, 2000 and 1999:

                                                      2001             2000            1999
                                                   --------          --------        --------
      Dividend Yield...................               7.5%             10.6%          10.3%
      Risk-free interest rate..........            4.3% - 5.1%      5.3% - 6.0%    6.4% - 6.5%
      Expected option life (years).....                 7                7              5
      Expected volatility..............                25%              17%            23%



     In accordance with SFAS No. 123, the following is a summary of the Company's stock option activity for the years ended December 31, 2001, 2000 and 1999:

                                                    2001                     2000                           1999
                                          -----------------------    ----------------------     ---------------------
                                                        Weighted                  Weighted                  Weighted
                                                        Average                    Average                   Average
                                           Stock        Exercise      Stock       Exercise      Stock       Exercise
                                          Options        Price       Options       Price        Options      Price
                                          -------        -----       -------       -----        -------      -----
      Outstanding beginning of
         year.....................          953         $10.08         737          $10.45         777       $10.41
      Granted.....................          175          10.00         332            9.95          58        10.38
      Forfeited...................           --             --        (116)          12.05         (50)       11.83
      Exercised...................         (503)         10.00          --              --         (48)        8.25
                                          -----         ------        ----          ------       -----       ------
      Outstanding end of year.....          625         $10.12         953          $10.08         737       $10.45
                                          =====         ======       =====          ======       =====       ======
      Exercisable, end of year....          325         $10.23         716          $10.08         447       $10.21
                                          =====         ======       =====          ======       =====       ======
      Weighted average fair value
         of options granted
         during the year..........                       $2.39                      $ 0.92                   $ 1.36
                                                        ======                      ======                   ====


     The following table summarizes information about outstanding stock options as of December 31, 2001:

                         Options Outstanding                                 Options Exercisable
        ---------------------------------------------------------------     --------------------
                                                       Weighted Average
                                                           Remaining
                                                        Contractual Life
         Exercise Price        Number Outstanding          (in years)        Number Exercisable
        ----------------       ------------------     -----------------      ------------------

           $  9.90                  175                     7.7                    88
           $ 10.00                  370                     7.3                   182
           $ 10.44                   50                     7.7                    25
           $ 12.38                   30                     5.0                    30
                                  --------                                      -------
                                    625                                           325
                                  ========                                      =======

     401(k) Plan

     The Company has a 401(k) defined contribution plan (the "401(k) Plan") covering substantially all of the officers and employees of the Company which permits participants to defer up to a maximum of 15% of their compensation. The Company matches 50% of the employees' contribution up to a maximum of 3% of an employees' annual compensation. Employees' contributions vest immediately and the Company's matching contributions vest pro rata over three years. The Company's contributions to the 401(k) Plan for the year ended December 31, 2001 and 2000 (inception) were $49 and $10, respectively. The 401(k) Plan invests the Company's matching contributions by purchasing publicly traded shares of the Company's common stock.


10. EARNINGS PER SHARE

     The following is a reconciliation of the amounts of net income and shares of common stock used in calculating basic and diluted per-share net income ("EPS") for the years ended December 31, 2001, 2000 and 1999:

                                                                          For the Year Ended December 31, 2001
                                                                    --------------------------------------------------
                                                                      Income               Shares           Per Share
                                                                    (Numerator)         (Denominator)         Amount
                                                                    -----------         -------------       ---------
             Net income                                            $18,721
                                                                   =======
             Basic EPS
             Income available to common stockholders.......        $18,721              22,414               $0.83
                                                                   -------              ------               =====
             Effect of Dilutive Securities
             Walden Woods Village, Ltd.....................             99                  94
             Employee restricted stock.....................             -                  192
             Convertible partnership units.................            259                 262
             Stock Options.................................              -                  75
                                                                   -------              ------
                                                                       358                 623
                                                                   =======              ======
             Diluted EPS
             Income available to common stockholders
             assumed conversions...........................        $19,079              23,037               $0.83
                                                                  ========              ======               =====

     Options to purchase 30 shares of common stock at $12.38 per share were outstanding at year end but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares. For the Year Ended December 31, 2000

                                                                  For the Year Ended December 31, 2000
                                                                -----------------------------------------
                                                                  Income          Shares        Per Share
                                                                (Numerator)    (Denominator)      Amount
                                                                -----------    -------------   ----------
           Net Income                                               $12,555
                                                                ===========
           Basic EPS
           Income available to common stockholders.........          12,555       14,285           $0.88
                                                                -----------     --------       ---------
           Effect of Dilutive Securities
           Walden Woods Village, Ltd.......................             --            94
           Employee restricted stock.......................             --           122
            Convertible partnership units..................             20             3
                                                                ----------      --------
                                                                        20           219
                                                                ----------      --------
           Diluted EPS
           Income available to common stockholders
           assumed conversions............................         $12,575        14,504           $0.87
                                                                ==========      ========       =========

     Options to purchase 953 shares of common stock from $9.90 to $12.38 per share were outstanding at year end but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

                                                                  For the Year Ended December 31, 1999
                                                                -----------------------------------------
                                                                  Income          Shares        Per Share
                                                                (Numerator)    (Denominator)      Amount
                                                                -----------    -------------   ----------
           Net income                                              $13,589
                                                                ==========
           Basic EPS
           Income available to common stockholders.........        $13,589        10,805         $1.26
                                                                ----------     -------------   =========
           Effect of Dilutive Securities
           Walden Woods Village, Ltd.......................             95            94
           Employee restricted stock.......................              -             2
                                                                ----------     ---------
                                                                        95            96
                                                                ----------     ---------
           Diluted EPS
           Income available to common stockholders assumed
           conversions.....................................        $13,684        10,901         $1.26
                                                                ==========      ========       =========

     Options to purchase 737 shares of common stock from $10.00 to $12.38 per share were outstanding at year end but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

11. FUTURE MINIMUM RENTAL INCOME, COMMITMENTS AND CONTINGENT LIABILITIES

    Future  minimum  rental  income  under   noncancelable   operating   leases
    approximates the following as of December 31, 2001:

                          Year ending
                         December 31,                 Amount
                 --------------------------       -----------
                  2002...................          $   69,412
                  2003...................              60,190
                  2004...................              49,975
                  2005...................              40,057
                  2006...................              31,177
                  Thereafter.............             145,011
                                                   ----------
                 Total..................            $ 395,822
                                                   ==========

     As of December 31, 2001 and 2000, the Company has pledged letters of credit for $2,000 and $1,500, respectively, as additional security for financing.

     The Company has guaranteed the mortgage note payable for one of its joint ventures of approximately $14,000.

     The Company is subject to litigation in the normal course of business, none of which as of December 31, 2001 in the opinion of management, will have a material adverse effect on the financial condition or results of operations of the Company.

12.  RELATED PARTY TRANSACTIONS

     The Company provided an affiliated entity with office space, office services and certain management and consulting services for which the Company receives a management fee. For the years ended December 31, 2001, 2000 and 1999, such fees totaled $40, $40 and $10, respectively, and are included as an offset in general and administrative expenses in the accompanying consolidated statements of operations.

     As of December 31, 2001 and 2000, balances due from and to related parties are non-interest bearing with no specified due dates. During 2001, amounts due from and to related parties were offset by the issuance of common stock of CEFUS.

13.  SUBSEQUENT EVENTS

     In January 2002, the Company completed a private placement of 688 shares of common stock to a limited number of accredited investors, half of which was purchased by investors that are affiliates of the Company, with gross proceeds of $8,892. The proceeds will be used for general corporate purposes.

     In January 2002, the Company filed a shelf registration statement with the Securities and Exchange Commission, which will permit the Company from time to time, to offer and sell various securities up to a value of $250,000.

     In February 2002, the Company completed the sale of an office building, located in Florida, for $6,050.

     In February 2002, the Company entered into a variable-rate revolving credit facility with a bank for $29,400. The line of credit is secured by various rental properties and has a maturity date of February 2005. The loan has covenants and other restrictions on the Company.

     In  February   2002,   the  Company   completed  the   acquisition  of  two
     free-standing drug-stores located in Florida, for purchase prices of $2,400 and $3,800.

     In February 2002, the Company exercised existing options and acquired two parcels of land located in Florida. The Company paid approximately $2,000 and approximately $1,000 to purchase the parcels.

     In February 2002, the Company completed the sale of a retail center, located in Texas, for $1,100.

14.  PROPOSED MERGER

     On October 28, 2002, the Company and IRT Property Company ("IRT") executed a merger agreement pursuant to which the Company will acquire IRT. In connection with the merger, each IRT shareholder may elect to receive for each share of IRT common stock either $12.15 in cash or 0.9 shares of the Company's common stock, or a combination thereof. The terms of the merger agreement further provide that the holders of no more than 50% of IRT's outstanding common stock may elect to receive cash.

     The Company intends to finance the cash portion of the acquisition through the private placement of up to 6,911 shares of its common stock at a price of $13.30 per share, which could be adjusted to a maximum of $13.50 per share. The balance of the cash consideration, if any, is expected to be funded from available credit facilities. Assuming a 50% cash election by the IRT shareholders and a closing price of the Company's common stock of $13.59 per share, the transaction values IRT at $730,000, including the assumption of $297,000 of IRT debt and transaction costs.

     IRT is an owner, operator, redeveloper and developer of neighborhood and community shopping centers throughout the southeastern United States. As of September 30, 2002, IRT's portfolio consisted of 89 shopping centers, three shopping center investments, two development properties, one industrial property and three mortgage loans. The 89 shopping centers and the three shopping center investments total approximately 9.8 million square feet of retail space and are located in eleven southeastern states. IRT shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores, national value retailers and department stores.

     Completion of the transaction, which is expected to take place in the first quarter of 2003, is subject to the approval of the Company's and IRT's shareholders and other customary conditions. The boards of each of IRT and the Company have unanimously approved the transaction. Additionally, holders of approximately 75% of the Company's common stock and approximately 8% of IRT's common stock have agreed to vote their shares in favor of the transactions contemplated by the merger. On the 4th business day prior to the shareholder meetings, the Company holders may terminate their voting agreements, and IRT's board may withdraw or modify its recommendation of the merger, if the Company's weighted average stock price for the 30 preceding trading days is less than $12.06 or less than $11.00 for the three preceding trading days. In addition, on the 4th business day prior to the shareholder meetings the Company holders may terminate their voting agreements if IRT's weighted average stock price for the 30 preceding trading days is less than $10.935 or less than $9.935 for the three preceding trading days.

     No assurances can be given by the Company that the merger will be consummated according to the terms set forth in the merger agreement, if at all. Either IRT or the Company may terminate the merger agreement if the merger is not consummated by March 31, 2003. IRT will be required to pay a $15 million break-up fee to the Company under certain circumstances.

     On October 31, 2002, Janet Herszenhorn, an individual stockholder of IRT, purporting to represent a class of holders of IRT common stock, filed a putative class action lawsuit in the Superior Court of Cobb County, Georgia, against IRT, the Company, and each of the directors of IRT. The complaint alleges, among other things, that IRT and its individual directors breached their fiduciary duties by agreeing to the merger between the Company and IRT. The complaint seeks injunctive relief, an order enjoining consummation of the merger and unspecified damages.

     On October 31, 2002, John Greaves, an individual stockholder of IRT, purporting to represent a class of holders of IRT common stock, also filed a putative class action lawsuit in the Superior Court of Cobb County, Georgia, against IRT, each of the directors of IRT and the Company. The complaint alleges, among other things, that IRT and its individual directors breached their fiduciary duties by agreeing to the merger between the Company and IRT and that Equity One aided and abetted such breach. The complaint seeks injunctive relief, an order enjoining consummation of the merger and unspecified damages.

     On November 7, 2002, Maxine Phillips, an individual stockholder of IRT, purporting to represent a class of holders of IRT common stock, also filed a putative class action lawsuit in the Superior Court of Cobb County, Georgia, against IRT, each of the directors of IRT and the Company. The complaint alleges, among other things, that IRT and its individual directors breached their fiduciary duties by agreeing to the merger between the Company and IRT and that Equity One aided and abetted such breach. The complaint seeks injunctive relief, an order enjoining consummation of the merger and unspecified damages.

     Although the Company believes (and has been advised by IRT that it believes) that these suits are without merit and (together with IRT and the directors of IRT) intends to defend itself vigorously, there can be no assurance that the pending litigation will not interfere with the consummation of the merger. The Company and IRT do not expect that these suits will interfere with the scheduling of their respective shareholder meetings or the consummation of the merger, if approved.

15.  TEXAS LITIGATION

     On November 26 and 27, 2002, a Fort Bend County, Texas jury entered a verdict against UIRT, Ltd., a wholly-owned subsidiary of the Company, and Donna Egan, an employee of a third-party management company that managed UIRT's properties prior to the acquisition by the Company of its successor, United Investors Realty Trust. The jury found that these defendants had tortiously interfered with a purported leasehold relationship between the plaintiff and a former tenant that moved its offices to a UIRT property. The jury awarded the plaintiff compensatory damages in the amount of approximately $896,000, including an amount for lost rent of approximately $145,000, and exemplary damages against each defendant of $7.5 million. In connection with the litigation, the Company agreed to indemnify Ms. Egan for her liability in the case, if any.

     The judge presiding over the case has not yet entered a judgment on the jury's verdict, and the Company expects to file appropriate prejudgment motions seeking rectification of the jury's decision. The Company has been advised by counsel that, at a minimum, the exemplary damages awarded by the jury are far in excess of the maximum permitted by Texas law. In addition, the Company's counsel also believes that numerous other aspects of the verdict are in error, including a key finding by the jury that there was a continuing long-term lease between the plaintiff and its former tenant. While there can be no guarantees, based upon counsel's assessment, the Company believes that this case will ultimately not have a material adverse effect on the Company's results of operations and financial condition.

16.  QUARTERLY FINANCIAL DATA (unaudited)

                                                        First         Second       Third       Fourth
                                                       Quarter        Quarter     Quarter      Quarter       Total(1)
                                                     ----------    -----------  ---------   -----------    ---------
        2001:
        Total revenues...........................     $ 18,828      $ 18,239      $ 19,358     $ 23,782      $ 80,207
        Income from continuing operations........        3,785         3,443         5,529        4,671        17,428
        Net income...............................     $  4,024      $  3,775      $  5,826     $  5,096      $ 18,721

        Basic per share data
          Income from continuing operations......     $   0.19      $   0.17      $   0.26     $   0.16      $   0.77
          Net Income.............................     $   0.20      $   0.19      $   0.27     $   0.18      $   0.83
         Diluted per share data
           Income from continuing operations.....     $   0.19      $   0.17      $   0.26     $   0.16      $   0.77
           Net income............................     $   0.20      $   0.19      $   0.27     $   0.17      $   0.83

        2000:
        Total revenues...........................     $  7,797      $  7,687      $ 12,565     $ 19,899      $ 47,948
        Income from continuing operations........        2,460         2,644         2,815        3,841        11,760
        Net income...............................     $  2,623      $  2,787      $  3,003     $  4,142      $ 12,555

        Basic per share data.....................
           Income from continuing operations.....     $   0.22      $   0.23      $   0.19     $   0.20      $   0.82
           Net income............................     $   0.23      $   0.24      $   0.20     $   0.21      $   0.88
        Diluted per share data
           Income from continuing operations.....     $   0.22      $   0.22      $   0.19     $   0.20      $   0.82
           Net income............................     $   0.23      $   0.24      $   0.20     $   0.21      $   0.87


--------------------------------------------------------------------------------

(1) The sum of the quarterly earnings per share amounts may differ from annual earnings per share.

                                    * * * * *

ITEM 7.  EXHIBITS


 23.1    Consent of Independent Auditors

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  EQUITY ONE, INC.


Date:  December 10, 2002          /s/  HOWARD M. SIPZNER
                                  _________________________________
                                  Howard M.
                                  Sipzner
                                  Chief Financial Officer
                                  (Principal Accounting and Financial Officer)

                                INDEX TO EXHIBITS



 EXHIBIT      DESCRIPTION


  23.1        Consent of Independent Auditors